Exhibit 10.2

MERRILL CREEK CENTER
LEASE AGREEMENT

BETWEEN

MERRILL CREEK HOLDINGS, LLC,

LANDLORD

AND

ZUMIEZ, INC.,

TENANT

TABLE OF CONTENTS

ARTICLE 1
PREMISES
1.1	Construction; Suitability
1.2	Location
1.3	Landlord’s Warranties
1.4	Right of First Offer
1.5	Parking
1.6	Exhibits

ARTICLE 2
BUSINESS RIGHTS AND RESTRICTIONS
2.1	Use
2.2	Restrictions

ARTICLE 3
TERM
3.1	Duration; Early Possession
3.2	Options to Extend
3.3	Intentionally Omitted

ARTICLE 4
RENT
4.1	Payment
(a)	Fixed Minimum Rent
(b)	Late Fee
(c)	Fixed Minimum Rent During Second Extended Term
4.2	First Partial Month
4.3	Lease Year

ARTICLE 5
COMMON AREA
5.1	Definition
5.2	Reserved
5.3	Use
5.4	Maintenance and Operation
5.5	Records
5.6	Tenant’s Contribution
5.7	Operation and Control
5.8	Obstructions

ARTICLE 6
TAXES
6.1	Personal Property Taxes
6.2	Real Property Taxes
(a)	Definition; Payment
(b)	Proration
(c)	Separate Tax Bill
(d)	Tenant’s Use
6.3	Business Taxes
6.4	Substitute and Additional Taxes
6.5	Commercial Rent Tax

ARTICLE 7
UTILITIES

ARTICLE 8
REPAIRS AND ALTERATIONS
8.1	Landlord’s Repairs
8.2	Tenant’s Repairs
8.3	Alterations
(a)	Tenant’s Alterations
(b)	Approval Not Required
8.4	General Conditions

i

(a)	Contractors
(b)	Compliance With Laws
(c)	Tenant’s Responsibility
(d)	Compliance with Americans With Disabilities Act

ARTICLE 9
INSURANCE
9.1	Use Rate
9.2	Liability Insurance
9.3	Worker’s Compensation Insurance
9.4	Property Insurance/Business Income
(a)	Landlord’s Insurance
(b)	Tenant’s Insurance
9.5	Waiver of Subrogation
9.6	General Requirements
(a)	Licensed in State
(b)	Primary
(c)	Additional Named Insured
(d)	Notice of Cancellation
9.7	Blanket Insurance

ARTICLE 10
DAMAGE AND RESTORATION
10.1	Damage and Destruction of the Premises
10.2	Damage or Destruction of Development
10.3	Tenant’s Work
10.4	Limitation of Obligations
10.5	Damage or Destruction at End of Term
10.6	Waiver

ARTICLE 11
FLOOR AREA DEFINED

ARTICLE 12
EMINENT DOMAIN
12.1	Definition
12.2	Total Taking
12.3	Partial Taking of Premises
12.4	Common Area Taking
12.5	Repair and Restoration
12.6	Award
12.7	Waiver

ARTICLE 13
INDEMNITY; WAIVER
13.1	Indemnification and Waivers
(a)	Indemnity
(b)	Waivers
(c)	Definitions
(d)	Scope of Indemnities and Waivers
(e)	Duty to Defend
(f)	Obligations Independent of Insurance
(g)	Waiver of Immunity
(h)	Survival

ARTICLE 14
OPERATION OF BUSINESS

ARTICLE 15
SIGNS AND ADVERTISING
15.1	Interior
15.2	Exterior

ARTICLE 16
LIENS

ARTICLE 17
RIGHT OF ENTRY

ARTICLE 18
DELAYING CAUSES

ARTICLE 19
ASSIGNMENT AND SUBLEASE
19.1	Consent Required
19.2	Request for Consent
19.3	Intentionally Omitted
19.4	General Conditions
(a)	Payment of Transfer Premium
(b)	Continued Liability of Tenant
19.5	Reserved
19.6	Transfer Pursuant to Bankruptcy Code

ARTICLE 20
NOTICES

ARTICLE 21
SURRENDER OF POSSESSION
21.1	Surrender
21.2	Holding Over

ARTICLE 22
QUIET ENJOYMENT

ARTICLE 23
SUBORDINATION

ARTICLE 24
ESTOPPEL CERTIFICATE

ARTICLE 25
DEFAULT
25.1	Default
25.2	Remedies
(a)	Reentry and Termination
(b)	Express Termination Required
(c)	Damages
(d)	Alternative Damages
(e)	Definitions
(f)	Computation of Certain Sums
(g)	Reserved
(h)	Cumulative Remedies
(i)	No Waiver
25.3	Interest

ARTICLE 26
INSOLVENCY
26.1	Breach of Lease
26.2	Operation of Law
26.3	Non-Waiver
26.4	Events of Bankruptcy
26.5	Landlord’s Remedies
(a)	Termination of Lease
(b)	Suit for Possession

(c)	Non-Exclusive Remedies
(d)	Assumption or Assignment by Trustee
(e)	Adequate Assurance of Future Performance
(f)	Failure to Provide Adequate Assurance

ARTICLE 27
REMEDIES CUMULATIVE

ARTICLE 28
ATTORNEY’S FEES

ARTICLE 29
WAIVER OF DEFAULT

ARTICLE 30
NO PARTNERSHIP

ARTICLE 31
SUBTENANCIES

ARTICLE 32
SUCCESSORS

ARTICLE 33
REMOVAL OF TENANT’S PROPERTY

ARTICLE 34
EFFECT OF CONVEYANCE

ARTICLE 35
LANDLORD’S DEFAULT; NOTICE TO LENDER
35.1	Landlord’s Default
35.2	Notice to Lender
35.3	Independent Covenants, Limitation of Remedies

ARTICLE 36
CONSENT

ARTICLE 37
INTERPRETATION

ARTICLE 38
ENTIRE INSTRUMENT

ARTICLE 39
EASEMENTS

ARTICLE 40
SALE BY LANDLORD

ARTICLE 41
CANCELLATION BY LANDLORD

ARTICLE 42
RESERVED

ARTICLE 43
WAIVER OF TRIAL BY JURY

ARTICLE 44
HAZARDOUS SUBSTANCES
44.1	Indemnity
44.2	Covenant
44.3	Definitions

44.4	Breach of Obligations
44.5	Handling; Notices
44.6	Landlord’s Representations

ARTICLE 45
AUTHORITY

ARTICLE 46
BROKERS

v

MERRILL CREEK CENTER

LEASE AGREEMENT

Landlord hereby leases to Tenant and Tenant hereby leases and accepts from Landlord the premises hereinafter described in the terms and conditions set forth in this Lease Agreement, hereinafter called “this Lease”.

BASIC LEASE PROVISIONS

A.	Lease Date:	August 2, 2004

B.	Landlord:	Merrill Creek Center, LLC

C.	Tenant:	Zumiez, Inc., a Delaware Corporation

D.	Development:	The project on property particularly described and depicted on the Site Plan marked Exhibit “B” (the “Development”), located at 6300 Merrill Creek Parkway, Everett, Snohomish County, Washington 98203

E.	Premises:	The area shown by hatch-marks on Exhibit “B,” containing 87,350 rentable square feet (“RSF”), subject to a mutually-agreed on final measurement.

F.	Use of Premises:	Solely for use as a Distribution Center and Office Facility and Direct Channel Distribution and for no other purpose.

G.	Initial Term:	Eighty-Nine (89) months, with two (2) five-year Options

H.	Minimum Monthly Rent:

Lease Months	Minimum Monthly Rent (NNN)
1-5	$0.00
6-24	$33,648.00
25-36	$38,346.00
37-48	$39,400.00
49-60	$40,484.00
61-72	$41,598.00
73-84	$42,742.00
85-89	$43,917.00
90-101 (if First Option is exercised by Tenant)f	$45,125.00
102-113	$46,366.00
114-125	$47,641.00
126-137	$48,951.00
138-149	$50,297.00
150-209 (if Second Option is Exercised by Tenant)	Fair Market Rent (See Section 4.1(c))

I.	Initial Security Deposit:	N/A

J.	Landlord’s Address for Notices:	Merrill Creek Holdings, LLC 600 University Street, Suite 2800 Seattle, Washington 98101 Attention: Brent Lower

K.	Tenant’s Current Address for Notices:	1420 80th St SW Suite A
Everett, WA 98203
Attention: Brenda Morris

	Tenant’s Address for Notices On and After the Commencement Date:	The Premises

L.	Landlord’s Broker:	Colliers International

M.	Tenant’s Broker:	GVA Kidder Mathews

ARTICLE 1

PREMISES

1.1         Construction; Suitability.  The improvements to the Premises leased to Tenant shall be constructed pursuant to Exhibit “A” attached hereto.  Landlord shall have no other obligation to perform any construction or other work to the interior or exterior of the Premises, which work is not set forth on Exhibit “A”.  Except as expressly provided herein, Tenant acknowledges that neither Landlord, nor any agent or representative of Landlord, has made any representation or warranty with respect to the suitability of the Premises for the use set forth in the Basic Lease Provisions, and that Tenant has entered into this Lease based solely upon its own investigation and inspection of the Development, the Site and the Premises.  Landlord does not represent, and Tenant does not rely on the fact that any specific tenant or tenants will occupy space in the Development during the term of this Lease.  Landlord reserves and excepts from the Premises the roof and exterior walls of the building or buildings of which the Premises are a part.

1.2         Location.  The parties acknowledge that Exhibit “B” describes the current perimeter of the Development before the dedication or grant of easements for highways, streets, and public ways.  Exhibit “B” sets forth a general layout of the Development, and shall not be deemed a representation by Landlord that the Development shall always be constructed as indicated thereon or that any tenants or occupants designated by name or nature of business thereon shall conduct business in the Development during the term of this Lease; and, subject to compliance with all applicable laws and governmental requirements and provided that there is reasonable access to the Premises, Landlord may in its sole discretion increase, decrease or change the location, and dimensions of the buildings within the Development outside the Premises, driving lanes, driveways, walkways, parking places and other improvements shown on Exhibit “B,” and Landlord reserves the right to make additions and alterations to all buildings constructed in the Development, and to change the name of the Development from time to time, provided that such changes, additions and alterations do not unreasonably interfere with pedestrian and vehicular access to the Premises (including without limitation access between the parking area and the main entrance to the Premises) or the utility of garbage pickup areas and shipping, receiving, and loading dock areas.  The parties shall signify their approval of Exhibit “B” by signing or initialing Exhibit “B,” and such Exhibit is hereby made a part of this Lease.  References to “this Lease” include all exhibits and matters incorporated by reference as part of this Lease.

1.3         Landlord’s Warranties.  Landlord represents and warrants to Tenant that Landlord’s Work (if any, and as defined in Exhibit “A”) will be performed in a good and workmanlike manner.  Landlord further represents and warrants to Tenant that upon substantial completion of the Premises, Landlord’s Work (if any, and as defined in Exhibit “A”) will be in compliance with all governmental rules, orders, regulations and requirement then in effect.  Landlord’s liability under the foregoing warranties shall be limited to the repair and/or replacement, as the case may be, of defective materials and workmanship and/or affecting compliance with such rules and requirements, and, in no event, shall Landlord be liable for special or consequential damages.

1.4         Right of First Offer.  Provided that Tenant has not been in material default under the terms and conditions of this Lease, Tenant shall have, during the first five (5) years of the initial Term, a right of first offer to lease additional space in the Development (the “ROFO Space”).  Tenant’s right of first offer shall be subject and subordinate to all leases, options and rights of other third parties in existence as of the date of mutual execution hereof.  If at any time during the first five (5) years of the Initial Term of this Lease, Landlord shall receive a bona fide offer from any third party to lease all or any part of the ROFO Space, which offer Landlord shall desire to accept, then Landlord shall promptly notify Tenant of the existence of such offer by e-mail and by mail and shall provide Tenant with a summary of all relevant economic terms of the third party offer.  Tenant may, within ten (10) business days thereafter, elect by written notice to Landlord to lease the ROFO Space on the same terms and conditions as those as provided in the bona fide offer.  If Tenant fails to respond within such 10-business day period, Landlord shall use reasonable efforts to contact, orally or in writing, Tenant to confirm such non-election.  Failure of Tenant to exercise the foregoing right within the prescribed time period above shall constitute a waiver of Tenant’s right as to that offer with respect to the ROFO Space mentioned in Landlord’s notice and Landlord shall have the right to lease the ROFO Space in Landlord’s sole discretion.  In the event the bonafide third party offer does not materialize into a lease or upon termination of the third party tenant’s lease, the ROFO will be reinstated.  If Tenant duly elects to exercise its right of first offer as aforesaid, Landlord shall prepare, and Tenant shall promptly execute, an amendment to this Lease to memorialize such election, provided, however, that failure of Tenant to execute such amendment shall not affect the binding nature of Tenant’s election to exercise the right of first offer as aforesaid.  All rights of Tenant under the provisions of this right of first offer shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the right of first offer, if after such exercise, but prior to the occupancy of the ROFO Space, Tenant is in material default hereunder.  The right described in this paragraph is personal to originally-named Tenant or to an assignee or transferee permitted outright pursuant to this Lease without Landlord’s consent and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, and is not assignable separate and apart from this Lease.

1.5         Parking.  Tenant and its employees, customers, suppliers and invitees shall have the right to use, for no additional rent, the 250 parking spaces depicted on Exhibit B attached hereto.  Furthermore, Tenant shall have the right to use 2.5 spaces of additional parking for each 1,000 RSF of additional Premises leased by Tenant at the Development.  Landlord shall have the right to relocate any of such parking spaces to areas reasonably convenient to the Premises.

1.6         Exhibits.  The following drawings and special provisions are attached as exhibits and made a part of this Lease:

Exhibit “A” - Construction and Acceptance of Premises

Exhibit “B” - Site Plan

Exhibit “C” - Rules and Regulations

Exhibit “D” - Delivery of Premises

Exhibit “E” - Sign Criteria

ARTICLE 2

BUSINESS RIGHTS AND RESTRICTIONS

2.1         Use.  The Premises shall be used solely for the specific use set forth in the Basic Lease Provisions and for no other purpose or use whatsoever.

2.2         Restrictions.  Tenant shall not, without Landlord’s prior written consent, which consent Landlord may withhold in its sole discretion: (a) conduct any auction or bankruptcy sales; (b) conduct any fire sale except as a result of a fire on the Premises; (c) conduct any close-out sale except at the expiration of the Lease term or occasional warehouse sales to the public (but not more than thrice annually); (d) sell any so-called “surplus”, “Army and Navy”, or “secondhand” goods, as those terms are generally used at this time and from time to time hereafter; (e) permit anything to be done on the Premises which will in any way obstruct, interfere with or infringe on the rights of other occupants or invitees of the Development; (f) cause, maintain or permit any nuisance on the Premises or cause or permit any waste to be committed on the Premises; (g) install or erect any satellite dish or other roof- or building-mounted equipment without Landlords prior written consent, which shall not be unreasonably withheld; or (h) bring or keep on the Premises any item or thing or permit any act thereon which is prohibited by any law, statute, ordinance or governmental regulation now in force or hereinafter enacted or promulgated, or which is prohibited by any Standard form of fire insurance policy.

ARTICLE 3

TERM

3.1         Duration; Early Possession.  The initial term of this Lease shall commence on February 1, 2005 (the “Lease Commencement Date”).  If the Lease Commencement Date occurs on a day other than the first day of a calendar month, the term of this Lease shall commence on said Lease Commencement Date and shall continue from the first day of the calendar month next following the Lease Commencement Date for the period of years set forth in the Basic Lease Provisions.  Tenant agrees to execute a certificate confirming the date of the Lease Commencement Date, in the form of the certificate attached hereto as Exhibit D, which certificate shall be initialed by Landlord and attached to, and incorporated in, this Lease.  Commencing on the date Landlord tenders delivery of possession to

Tenant (the ‘‘Possession Date”), Tenant and Landlord shall comply with each and every term, covenant, condition and provision of this Lease, excepting only those provisions pertaining to Tenant’s obligation to pay Fixed Minimum Rent, which obligation shall commence in accordance with Article 4 below.  In connection therewith, Tenant acknowledges and agrees that certain obligations under various articles hereof shall commence prior to the Lease Commencement Date (i.e., payment of certain charges, construction obligations, hold harmless, liability insurance, etc.), and the parties agree to be bound by these articles prior to the Lease Commencement Date.

3.2         Options to Extend.  Subject to the provisions of this Lease and provided that on the date of exercise of the option by Tenant and on the scheduled date of commencement of the Extended Term (as defined below): (i) Tenant shall not then be in default under the terms of this Lease; (ii) the original Tenant shall be in direct occupancy of the Premises; and (iii) this Lease shall be in full force and effect; then, the term of this Lease may be extended by Tenant for up to two (2) additional periods of five (5) years each (each, an “Extended Term”), upon the same terms and conditions as contained in this Lease upon compliance with the notice provisions set forth herein.  Tenant shall exercise its option, if at all, only with respect to the immediately succeeding Extended Term, by delivering written notice of its election thereof to Landlord, sent certified mail, return receipt requested (the “Option Notice”), not more than 360 days nor less than 180 days prior to the expiration of the then-effective Term.  The options to extend the term of this Lease is only exercisable by the original named Tenant or to an assignee or transferee permitted outright pursuant to this Lease without Landlord’s consent.

3.3         Intentionally Omitted.

3.3.1

ARTICLE 4

RENT

4.1         Payment.  Tenant shall pay to Landlord without prior demand, deduction, set-off, counter claim or offset, for all periods during the Lease term, all sums provided in this Paragraph 4.1 and all other additional sums as provided in this Lease, at the address set forth in the Basic Lease Provisions, payable in lawful money of the United States of America on the first day of each month, with a grace period of 3 days, except that the fixed minimum rent due for the first month (or first partial month) shall be prepaid on the date of execution of the Lease by Tenant.  All sums of money required to be paid pursuant to the terms of this Lease are hereby defined as “rent”, including all sums as provided in Paragraphs 4, 5, 6, 7, 8, and 9 and provided elsewhere in this Lease, whether or not the same are designated as such.  Landlord’s acceptance of Tenant’s bank check or other funds shall not be deemed a waiver of Landlord’s right to thereafter demand and receive timely payment in immediately available funds.

(a)          Fixed Minimum Rent.  Tenant shall pay to Landlord, on a triple net basis, fixed minimum rent at the initial monthly rate provided in the Basic Lease Provisions.

(b)         Late Fee.  If Tenant shall fail to pay when due (within grace period), any installment of fixed minimum rent or any other sums due under this Lease, a late charge equal to two percent (2%) of the overdue amount shall be payable by Tenant to reimburse Landlord for costs relating to collecting and accounting for said late payment(s).

(c)          Fixed Minimum Rent during Second Extended Term.  Fixed Minimum Rent during the Second Extended Term shall be Fair Market Rental Value, provided that in no event shall Fixed Minimum Rent be decreased.

(1)                                  The term “Fair Market Rental Value” shall be the rental rate that comparable Premises for the same term of the Extended Term would command on the open market at the time of commencement of the Extended Term determined in the manner set forth in this Section.  For purposes hereof, the term “comparable Premises” shall mean premises similar in size and location to the Premises with similar improvements and amenities including any improvements installed upon Tenant’s initial occupancy of Premises being leased to a tenant with similar creditworthiness as Tenant.

(2)                                  If Landlord and Tenant cannot agree upon the Fair Market Rental Value of the Premises within twenty (20) days after Landlord’s receipt of Tenant’s notice exercising the second Extended Term option, then Landlord and Tenant shall agree within ten (10) days thereafter on one real estate appraiser (who shall be a Member of the American Institute of Real Estate Appraisers or equivalent) who will determine the Fair Market Rental Value of the Premises.  If Landlord and Tenant cannot mutually agree upon an appraiser within said ten (10) day period, then one M.A.I.  qualified appraiser shall be appointed by Tenant and one M.A.I.  qualified appraiser shall be appointed by Landlord within ten (10) days of notice by one party to the other of such disagreement.  The two appraisers shall determine the Fair Market Rental Value of the Premises within twenty (20) days of their appointment; provided, however, if either party fails to appoint an appraiser within such ten (10) day period, then the determination of the appraiser first appointed shall be final, conclusive and binding upon both parties.  The appraisers appointed shall proceed to determine Fair Market Rental Value within twenty (20) days following such appointment.  The conclusion shall be final, conclusive and binding upon both Landlord and Tenant.  If said appraisers should fail to agree, but the difference in their conclusions as to Fair Market Rental Value is ten percent (10%) or less of the lower of the two appraisals, the Fair Market Rental Value shall be deemed the average of the two.

(3)                                  If the two appraisers should fail to agree on the Fair Market Rental Value, and the difference between the two appraisals exceeds ten percent (10%), then the two appraisers thus appointed shall appoint a third M.A.I.  qualified appraiser, and in case of their failure to agree on a third appraiser within ten (10) days after their individual determination of the Fair Market Rental Value, either party may apply to the Presiding Judge of the Superior Court for Snohomish County, Washington, requesting said Judge to appoint the third M.A.I.  qualified appraiser.  The third appraiser so appointed shall promptly determine the Fair Market Rental Value of the Premises and the average of the appraisals of the two closest appraisers shall be final, conclusive and binding upon both parties.  The fees and expenses of said third appraiser or the one appraiser Landlord and Tenant agree upon, shall be borne equally by Landlord and Tenant.  Landlord and Tenant shall pay the fees and expenses of their respective appraiser if the parties fail to agree on a single appraiser.  All M.A.I.  appraisers appointed or selected pursuant to this subsection shall have at least ten (10) years experience appraising commercial properties in the Everett/Merrill Creek submarket.

4.2         First Partial Month.  If the first day of the Lease term occurs on a day other than the first day of a calendar month; fixed minimum rent for such partial month ending on the last day of the calendar month in which the Lease term commences shall be prorated based on a 30-day month, and as so prorated shall be paid on the date of execution of the Lease.

4.3         Lease Year.  The term “Lease Year” shall mean each period of twelve (12) or less consecutive months which ends on December 31 of each calendar year during the Lease term or any Extended Term, and the period from the last December 31 during the Lease term or any Extended Term to and including the last day of the Lease term or any Extended Term during the next calendar year.  The first and last Lease Years may be less than twelve (12) months.

ARTICLE 5

COMMON AREA

5.1         Definition.  The “Common Area” is that area within the Development which is neither occupied by buildings (excluding roof overhangs and canopies, columns supporting roof overhangs and canopies, and subsurface foundations) nor devoted permanently to the exclusive use of a particular tenant, except that areas containing pylon signs and buildings or subsurface utilities which are used with respect to the operation of the Common Area shall be deemed to be a part of the Common Area.  The Common Area includes each area designated as a building area on Exhibit “B” until such time as it is improved with a building.

5.2         Reserved.

5.3         Use.  During the Lease term Tenant, its subtenants, concessionaires, licensees, invitees, customers, and employees shall have the nonexclusive right to use the Common Area with Landlord, other owners of portions of the Development, other tenants, and their respective subtenants, concessionaires, licensees, invitees, customers, and employees, subject to the provisions of this Lease.  Tenant shall also have the right to use the western 3 exterior covered docks on an exclusive basis.  Tenant shall have the right to use the two adjacent exterior covered docks provided the adjacent space is vacant.  Tenant shall not have access to the two adjacent exterior docks once the adjacent space is leased and Landlord may, at it’s election, install a fence limiting access between Tenant’s exclusive docks and the adjacent docks.

5.4         Maintenance and Operation.  “Common Area Expenses” shall include, but not be limited to, the reasonable and customary costs and expenses without markup of operating, managing, lighting, repairing, replacing (when repairing will be uneconomic), painting, and maintaining the Common Area and the Development in good and sanitary order, condition, and repair, including without limitation, the costs and expenses, accounted for based on GAAP, of the following: (1) managing; (2) cleaning and removing rubbish and dirt; (3) labor costs for personnel performing services in connection with the operation, repair and maintenance of the Common Area or Development and the payroll taxes and benefits related thereto; (4) all utility services utilized in connection with the Common Area and Development which are not separately metered to the tenants, including but not limited to heating, ventilation, and air conditioning, electricity, gas, water charges, sewer charges, hook-up fees, and cost of installing, maintaining and repairing the Development’s intrabuilding network cabling, repair and/or installation of any fire protection systems, security alarm systems, lighting systems, electrical systems and any other utility systems; (5) maintaining, repairing, replacing, and re-marking paved and unpaved surfaces, curbs, signs, landscaping, lighting and electrical facilities, drainage, elevators, meters, breakers, security systems, life safety systems, irrigation systems, fences and gates, wiring, and repairs, modifications, additions and replacements to the foregoing whether or not necessitated by any present or future law, statute, regulation, or directive of any governmental agency, and other similar items; (6) all premiums on, deductibles, retentions, and claims not covered by, worker’s compensation, casualty, public liability, property damage, loss of rent, fire and extended coverage, and other insurance on the Common Area and Development obtained by Landlord pursuant to Article 9, or otherwise (Tenant is to pay its pro-rata share of the costs in connection with such insurance); (7) rental of or cost of tools, machinery, and equipment used in connection with managing and maintaining the Common Area; (8) all real property and personal property taxes and assessments levied or assessed against the Development or the Common Area, including without limitation, transport fees, trip fees, metro-rail fees or assessments, school fees, fees assessed by air quality management districts or any governmental agency regulating air pollution or commercial rental taxes; (9) the cost of all janitors, gardeners, security personnel and equipment performing services on the Common Area; (10) any regulatory fee or surcharge or similar imposition imposed by governmental requirements based upon or measured by the number of parking spaces or the areas devoted to parking in the Common Area; (11) the cost of other capital improvements to the Common Area, amortized over their useful life based on GAAP, to the extent that the improvement provides increased utility and functionality to the Tenant or operations and maintenance of the Common areas; and (12) Notwithstanding the foregoing, following shall be excluded from Common Area Expenses: costs incurred due to Landlord’s negligence; promotional and advertising expenses; real estate commissions, legal fees, depreciation and amortization, except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation and amortization would otherwise have been included in the charge for such third party’s services and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life.

5.5         Records.  Landlord shall keep accurate records showing in reasonable detail all expenses incurred for such maintenance.  These records shall, upon at least five (5) business days’ request, be made available during business hours at the offices of Landlord for inspection by Tenant.  Any such inspection by Tenant shall take place within one (1) year following the date of the annual reconciliation statement (as defined in Paragraph 5.6 below) setting forth such expenses.

5.6         Tenant’s Contribution.  From and after the Commencement Date of this Lease, and during the entire Lease term and any Extended Term(s), Tenant shall pay to Landlord with Fixed Minimum Rent on the first day of each month (subject to 3 day grace period), Tenant’s pro rata share of the amount of all Common Area Expenses based on, at Landlord’s election, either: (a) the amount of such expenses actually incurred during the billing period; or (b) equal periodic installments which have been estimated in advance by Landlord for a particular period.  Landlord may revise such estimates upward or downward at any time without prior notice to Tenant.  If Landlord elects to bill Tenant based upon estimates, Landlord shall, within sixty (60) days after the end of the calendar year, or as soon thereafter as possible, forward to Tenant a written statement (the “annual reconciliation statement”) which adjusts the estimated expenses to reflect the actual expenses incurred for such year.  If the annual reconciliation statement shows the actual expenses to have exceeded the estimated expenses, then Tenant’s share of such additional amount shall be paid by Tenant to Landlord within thirty (30) days of receipt of the annual reconciliation statement; if the annual reconciliation statement shows the actual expenses to have been less than the estimated expenses, Landlord shall credit Tenant’s share against the sums next due hereunder from Tenant to Landlord (or against any outstanding sums then due). Tenant’s pro rata share shall be equal to the ratio which Tenant’s rentable ground floor area bears to the total rentable ground floor area which has the benefit of, or participates in, the expense(s) or service(s) for which Tenant is being charged.

5.7         Operation and Control.  Landlord shall have control and non-exclusive possession of the entire Common Area and may from time to time adopt rules and regulations pertaining to the use thereof.  Landlord shall, except as otherwise provided herein, operate and maintain the Common Area during the Lease term.  Landlord reserves the right to use the Common Area, so long as reasonable pedestrian and vehicular access to the Premises continue to be provided and provided that pedestrian and vehicular access to the Premises (including without limitation access between the parking area and the main entrance to the Premises) and the utility of garbage pickup areas and shipping, receiving, and loading dock areas are not thereby unreasonably interfered with, for such promotions, exhibitions and similar uses as Landlord reasonably deems in the best interests of the Development and its tenants. Landlord may temporarily close parts of the Common Area for such periods of time as may be necessary for (i) temporary use as a work area in connection with the construction of buildings or other improvements within the Development or contiguous property; (ii) repairs or alterations in or to the Common Area to any utility facilities; (iii) preventing the public from obtaining prescriptive rights in or to the Common Area; (iv) emergency or added safety reasons; or (v) performing such other acts as in Landlord’s reasonable judgment are appropriate for the proper operation or maintenance of the Development.  Landlord shall have the sole and exclusive control of the Common Area.  Landlord’s rights shall include, but not be limited to, the right to (vii) restrain the use of the Common Area by unauthorized persons; (viii) utilize from time to time any portion of the Common Area for promotional, entertainment and related matters; (ix) reserved; (x) temporarily close any portion of the Common Area for repairs, improvements or alterations, to discourage non-customer use, to prevent dedication or an easement by prescription, or for any other reason deemed sufficient in Landlord’s judgment; and (xi) change the shape and size of the Common Area, add, eliminate or change the location of improvements to the Common Area, including, without limitation, buildings, lighting, parking areas, roadways and curb cuts, and construct buildings on the Common Area.  Landlord may determine the nature, size and extent of the Common Area; as well as make changes to the Common Area from time to time which in Landlord’s opinion are deemed desirable for the Development.  The manner in which the Common Area shall be operated and maintained and the expenditures therefor shall be in Landlord’s sole discretion.  Landlord reserves the right to appoint a substitute operator, including but not limited to, any tenant in the Development, to carry out any or all of Landlord’s rights and duties with respect to the Common Area as provided in this Lease; and Landlord may enter into a contract either by a separate document or in a Lease agreement with such operator on such terms and conditions and for such period as Landlord shall deem proper.

5.8         Obstructions.  No fence, wall, structure, division, rail or obstruction shall be placed, kept, permitted or maintained upon the Common Area or any part thereof by Tenant.  Tenant shall not conduct any business activities of any kind whatsoever in or upon the Common Area without Landlord’s prior written consent.  Tenant shall not use the Common Area for solicitations, demonstrations or any other activities that would interfere with the conduct of business in the Development, or which might tend to create civil disorder or commotion.

ARTICLE 6

TAXES

6.1         Personal Property Taxes.  Tenant shall pay before delinquency all license fees, public charges, taxes and assessments on the furniture, fixtures, equipment, inventory and other personal property of or being used by Tenant in the Premises, whether or not owned by Tenant.

6.2         Real Property Taxes.

(a)          Definition; Payment.  Tenant shall pay to Landlord as additional rent, in the manner set forth in Paragraph 5.6, any and all real property taxes, excises, license and permit fees, utility levies and charges, and other governmental charges and assessments, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature whatsoever, and installments thereof (including any business and occupation tax imposed on Landlord or the Development, and any tax imposed on the rents collected therefrom or on the income generated thereby, whether or not substituted in whole or in part for real property taxes, as well as assessments and any license fee imposed by a local governmental body on the collection of rent), which shall be levied or assessed against all or any portion of the Premises, or imposed on Landlord for any period during the term of this Lease, including the costs of any appeals or protests thereof (provided that any tax reductions effected by any such appeal or protest shall be offset against taxes otherwise assessed pursuant to this paragraph).  Said real property taxes and assessments attributable to the years that this Lease commences and terminates shall, if necessary, be prorated and apportioned between Landlord and Tenant to coincide with the commencement and expiration of the Lease term.  Landlord agrees to appeal the current tax assessment and provide Tenant copies of documentation and Tenant shall benefit by any reduction in real estate taxes and NNN charges in accordance with this Section.

(b)         Proration.  Tenant’s share shall be based upon the ratio of the square footage of the Premises to the total square footage of the Development unless a portion of the Development is assessed separately in which case Tenant’s share shall be based upon the ratio of the square footage of the Premises to the total square footage which is included in the applicable tax bill.

(c)          Separate Tax Bill.  If the Premises are separately billed pursuant to a segregation, Tenant shall pay such property taxes as additional rent, at Landlord’s election, either (i) at least 30 days prior to delinquency, directly to the tax collector, or (ii) together with Tenant’s Pro Rata Share of monthly Common Area expenses, to Landlord, or (iii) twice each year within ten (10) days after delivery of Landlord’s written statement which shall be accompanied by a copy of the tax bill, to Landlord.  Each party shall furnish the other upon written request, evidence of payment of such taxes and assessments.

(d)         Tenant’s Use.  Notwithstanding any other provisions of this Paragraph 6.2, in the event that Tenant’s use of the Premises or any action undertaken by Tenant causes an increase in real property taxes assessed against the Development or the Premises as a result of any tax reassessment or reappraisal, Tenant shall be solely liable for, and shall pay, in addition to all other sums payable under this Paragraph 6.2 or elsewhere in the Lease, the entire amount of the increase in real property taxes over the amount of real property taxes for the Development or the Premises had such reassessment or reappraisal not occurred.  Tenant shall not be required to pay increases in taxes caused by other tenants’ uses of portions of the Development.

6.3         Business Taxes.  Tenant shall pay (a) all special taxes and assessments or license fees now or hereafter levied, assessed or imposed by law or ordinance, by reason of the use of the Premises, and (b) any business and occupation tax and any tax, assessment, levy or charge assessed on the rent paid under this Lease.

6.4         Substitute and Additional Taxes.  If, at any time during the Term, the methods of taxation prevailing on the execution date hereof shall be altered so that in lieu of, or as a supplement to , or a substitute for, the whole or any part of the Taxes now levied, assessed or imposed on the Premises or the Development, there shall be levied, assessed or imposed a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received therefrom, or a tax, assessment, levy (including but not limited to any municipal, state, or federal levy), imposition or charge measured by or based in whole or in part upon the Premises and imposed upon Landlord, or a license fee measured by the rent payable under this Lease or by expenditures made by Tenant on Landlord’s behalf in connection which this Lease, then all such taxes, assessments, levies, impositions, charges of the part thereof so measured or based, shall be deemed to be included within the term “Taxes” as defined in Article 6 hereof, and Tenant shall pay and discharge the same in the manner provided for the payment of Taxes herein, it being the intention of the parties hereto that the rent to be paid hereunder shall be paid to Landlord absolutely net, without deduction of any kind or nature whatsoever.

6.5         Commercial Rent Tax.  Tenant shall pay to Landlord, in addition to and together with any and all installments of fixed minimum rent, additional rent and other charges payable pursuant to this Lease, the excise, transaction, sales, privilege, or other tax (other than net income and/or estate taxes) now or in the future imposed by the city, county, state or any other government or governmental agency upon Landlord and attributable to or measured by the fixed minimum rent, common area expenses, additional rent or other charges or prorations payable by Tenant pursuant to this Lease.

ARTICLE 7

UTILITIES

In addition to all other sums Tenant is required to pay pursuant to this Lease, Tenant shall be solely responsible for and shall pay as additional rent prior to delinquency all charges for electricity, telephone, water, gas (if any), heat and any other utilities used or consumed on the Premises from and after the date Tenant first takes possession of the Premises.  If the Premises are separately metered by the utility service company Tenant agrees to pay all charges therefor attributable to the Lease term directly to the appropriate utility service company before delinquency, whether the statement or invoice therefor is delivered to Tenant during, or after expiration of, the Lease term.  If the Premises are separately metered by the Landlord, Tenant agrees to pay all charges therefore attributable to the Lease term directly to Landlord before delinquency, whether the statement or invoice therefore is delivered to Tenant during, or after expiration of, the Lease term.  Tenant shall pay to Landlord before delinquency its pro-rata share of the costs of any utility services that are not separately metered.  Tenant’s pro-rata share shall be equal to the ratio which Tenant’s rentable ground floor area bears to the total rentable ground floor area which has the benefit of, or receives, the expense or utility service for which Tenant is being charged.  Nothing contained in this Lease shall limit Landlord in any way from granting or using easements on, across, over, and under the Development for the purpose of providing utility services for Tenant or others.  In no event shall Landlord be responsible for any loss, cost, liability or expense of any person or entity resulting from any interruption of utility services to Tenant and/or the Premises, nor shall rent be offset as a result of any such interruption, unless any such utility interruption is due to the Landlord’s gross negligence or intentional misconduct and continues for forty-eight (48) hours or more after Tenant provides written notice thereof to Landlord.

ARTICLE 8

REPAIRS AND ALTERATIONS

8.1         Landlord’s Repairs.  The Basic Building Systems (e.g. plumbing, electrical, mechanical, etc.) will be in functional working order upon Lease Commencement Date.  Landlord shall keep in good condition and repair the structure, foundation, bearing walls, roof system, exterior utility lines serving the Building at Tenant’s cost which shall be amortized over the reasonably estimated useful life thereof if a capital expense and prorated and paid by Tenant in accordance with Paragraph 5.6.  Unless Landlord has elected to require Tenant to maintain the HVAC system, Landlord shall maintain the HVAC system of the Premises, at Tenant’s cost (which shall be paid solely by Tenant in the event that the repair or replacement relates solely to the Premises or is necessitated by Tenant’s actions, or if not, which shall be prorated and paid by Tenant in accordance with Paragraph 5.6), except that Landlord shall not be required to make any such repairs or replacements occasioned by the act or negligence of Tenant, its agents, employees, invitees, licensees, representatives or contractors.  In addition to the foregoing, Landlord may, at its election, employ qualified companies to provide regular inspection, maintenance and repair of the walls, roof, utility lines, fire sprinklers and HVAC system, the costs of which shall be included in Common Area Expenses pursuant to Paragraph 5.4, and paid by Tenant in accordance with Paragraph 5.6.  For purposes of this particular proration, the floor area of any buildings not included in such service contracts shall be excluded from the denominator.  Nothing contained in this Paragraph 8.1 shall limit Landlord’s right to reimbursement from Tenant for maintenance, repair costs and replacement costs provided elsewhere in this Lease.

8.2         Tenant’s Repairs.  Except as expressly provided in Paragraph 8.1,  Tenant shall, at its sole cost, keep in first-class appearance, in a condition at least equal to that which existed when Tenant initially began operating at the Premises, and in good order, condition, cleanliness and repair the interior of the Premises and every part thereof, including without limitation, the interior surfaces of walls, floors, ceilings, and the interior surfaces of all doors, door frames, door checks, entrances, windows, window frames, and plate glass.  Landlord shall repair, maintain, and replace, at Tenant’s expense, swamp coolers, all plumbing and sewage facilities within the Premises, including free flow up to the main sewer line, fixtures, ventilation, and electrical systems serving the Premises, sprinkler systems, exterior walls, exterior windows, doors, door frames, and any mechanical systems or equipment installed for the sole use by Tenant.  All equipment, facilities or fixtures shall, at Tenant’s sole expense, be kept, repaired, maintained, replaced or added to as provided by this paragraph at all times in accordance with all governmental requirements; except that Tenant shall not be required to make any such repairs or replacements occasioned by the act or negligence of Landlord, its agents, employees, invitees, licensees, representatives or contractors.  In the event that Tenant fails to comply with the obligations set forth in this Paragraph 8.2, Landlord may, but shall not be obligated to, perform any such obligation on behalf of, and for the account of Tenant, and Tenant shall reimburse Landlord for all costs and expenses paid or incurred on behalf of Tenant in connection with performing the obligations set forth herein.  Tenant expressly waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

8.3         Alterations.

(a)          Tenant’s Alterations.  Tenant shall not make any alterations, installations or improvements (collectively, “Tenant Changes”) in, to, or about the interior or exterior of the Premises without obtaining the prior written consent of Landlord, which shall not be unreasonably withheld or delayed.  Tenant’s request for Landlord’s consent to perform any Tenant Changes which affect structural components, the electrical or HVAC system or cause penetration through the roof or walls of the building, must be accompanied by plans and specifications (to be prepared by Tenant at Tenant’s sole cost) for the proposed Tenant Change in detail reasonably satisfactory to Landlord, together with notice of the identity of the licensed contractor which Tenant has or will engage to perform such work, plus reimbursement of Landlord’s third party costs associated with reviewing such plans and specifications.  Landlord shall grant or withhold its approval of such plans and specifications within fifteen (15) business days after Tenant makes request therefor in the manner provided herein; provided, however, if Landlord needs to consult with an outside consultant or expert with respect thereto, Landlord’s consent shall be granted or denied within a reasonable time after the expiration of such 15-day period.  All such work shall be accomplished at Tenant’s sole risk, and Tenant shall indemnify, defend and hold harmless Landlord from and against any and all loss, cost, liability and expense (including consequential damages) relating to or arising from the Tenant Changes.  All permanent, nonmovable Tenant Changes shall become a part of the realty upon installation thereof.

(b)         Approval Not Required.  Notwithstanding Paragraph 8.3(a), with respect to carpeting and painting and other Tenant Changes which (i) are non-structural in nature (i.e., do not involve changes to the structural elements of the building or the Development); (ii) do not involve changes to the building’s systems, including without limitation, the roof, electrical, plumbing, and HVAC systems (the Tenant Changes described in clauses (i) and (ii) hereof are collectively called “Non- Structural Changes”); and (iii) in the aggregate would not cost in excess of $10,000.00 when added together with the cost of all other Non-Structural Changes made during the prior 3 month period, Tenant need not obtain Landlord’s prior written consent, but must notify Landlord in writing within ten (10) days prior to the commencement of such Non-Structural Changes.

8.4         General Conditions.  Tenant shall at all times comply with the following requirements when performing any work pursuant to Paragraphs 8.2 and 8.3:

(a)          Contractors.  Tenant shall use the contractors and mechanics then appearing on Landlord’s approved list, which shall include at least three independent, qualified contractors, if the Tenant Changes involve changes to the building’s systems and/or structural elements.  With respect to

Non-Structural Changes, Tenant shall use such contractors and mechanics which Landlord approves of in writing prior to their use, which approval shall not be unreasonably withheld.  All contractors used by Tenant shall be licensed contractors who are experienced in the type of work to be performed.

(b)         Compliance With Laws.  All Tenant Changes shall at all times comply with all laws, rules, orders and regulations of governmental authorities having jurisdiction thereof and all insurance requirements of this Lease, shall comply with the rules and regulations for the Development now or hereafter in existence, and shall comply with the plans and specifications approved by Landlord.

(c)          Tenant’s Responsibility.  All Tenant Changes shall be made and completed at Tenant’s sole cost and expense, and the Development and the Premises shall be kept lien-free at all times by Tenant.

(d)         Compliance with Americans With Disabilities Act.  Tenant shall comply with all provisions of the Americans With Disabilities Act of 1990 and all regulations promulgated to implement the provisions of such act (collectively, the “ADA”).  In this regard, in connection with any improvement or alteration to the Premises done by Tenant, Tenant shall insure that the Premises are readily accessible to and usable by individuals with disabilities, including individuals who use wheelchairs.  New ADA requirements requiring structural changes to the Common Areas will be the responsibility of the Landlord, and new ADA requirements requiring structural changes to the Premises will be the responsibility of the Tenant.

ARTICLE 9

INSURANCE

9.1         Use Rate.  Tenant shall not carry any stock of goods or do anything in or about the Premises which will cause an increase in insurance rates on the building in which the Premises are located.  In no event shall Tenant perform any activities which would invalidate any insurance coverage on the Development or the Premises.  Tenant shall pay on demand any increase in premiums that may be charged as a result of Tenant’s use or activities, but this provision shall not be deemed to limit in any respect Tenant’s obligations under Article 14.  In no event shall the limits of insurance required to be maintained by Landlord or Tenant pursuant to this Lease be deemed to limit the liability of either party hereunder.

9.2         Liability Insurance.  Tenant shall, during the Lease term, at its sole expense, maintain in full force a policy or policies of Commercial general liability (CGL) insurance including contractual, on an occurrence basis, with coverage at least as broad as the most commonly available ISO Commercial General Liability policy CG 00 01, at least Two Million Dollars ($2,000,000) per occurrence limit, Two Million Dollars ($2,000,000) general aggregate limit.  Tenant shall also maintain Commercial Automobile coverage, One Million Dollars ($1,000,000) combined single limit/per accident, covering injury (or death) and property damage arising out of the ownership, maintenance, or use of any private passenger or commercial vehicles and of any other equipment required to be licensed for road use.  Such limits may be achieved through the use of umbrella liability insurance otherwise meeting the requirements of this paragraph.

9.3         Worker’s Compensation Insurance.  Tenant shall at all times maintain worker’s compensation insurance in compliance with federal, state and local law, including Employer’s Liability coverage (contingent liability/stop gap) in the amount of $1,000,000 each accident; $1,000,000 bodily injury by disease policy limit; and $1,000,000 bodily injury each employee.

9.4         Property Insurance/Business Income.

(a)                                  Landlord’s Insurance.  Landlord shall pay for and shall maintain in full force and effect during the term of this Lease a standard form of extended coverage endorsement and standard form of lender’s loss payable endorsement issued to the holder or holders of Landlord’s mortgage or deed of trust, in an amount equal to 90% of the replacement cost of the Development, including the Premises (which coverage may include, at Landlord’s sole option, special extended coverage, earthquake and sprinkler leakage coverage, boiler and machinery,), and Business Income and Extra Expense with loss of rents coverage equal to fixed minimum rent for up to eighteen months.  Tenant shall pay Tenant’s pro rata share for the costs incurred by Landlord, for such insurance in accordance with the payment provisions set forth in Paragraph 5.6 above.

(b)                                 Tenant’s Insurance.  Tenant shall pay for and shall maintain in full force and effect during the term of this Lease Property insurance covering its leasehold improvements to the Premises, furniture, fixtures, equipment, inventory and other personal property located on the Premises in an amount of not less than one hundred percent (100%) insurable replacement value with no coinsurance penalty, Tenant shall also obtain and maintain Business Income and Extra Expense coverage for a period of twelve (12) months.  Tenant may self-insure personal property and leasehold improvements (but not inventory).

9.5         Waiver of Subrogation.  Tenant hereby waives, and Tenant’s insurance policy or policies shall include a waiver of such carrier’s, entire right of recovery (i.e., subrogation) against Landlord, and the officers, directors, agents, representatives, employees, successors and assigns of Landlord which arises or might arise by reason of any payment under Tenant’s property, worker’s compensation and employer’s liability insurance policy or by Tenant or by reason of any act or omission of Landlord, its directors, partners, agents, employees or representatives.

9.6         General Requirements.  Landlord will provide certificates of insurance on facility with specific coverages and deductibles.  Landlord will be responsible for notifying Tenant of changes to Insurance coverages.  All policies of insurance required to be carried hereunder by Tenant shall be evidenced by an appropriate evidence of insurance (ACORD Form 24 for property insurance and ACORD Form 25 for all others), which evidences must contain the following additional clause:

“It is agreed that this insurance will not be canceled, not renewed, or the limits of coverage in any way reduced without at least thirty (30) days’ advance written notice [ten (10) days for nonpayment of premiums] sent by certified mail, return receipt requested, to the [enter Landlord’s Name and Address].”

(a)          Licensed in State.  Be written by companies reasonably satisfactory to Landlord and licensed to do business in the state of Washington.  All policies of insurance required to be maintained by Tenant shall be issued by insurance companies with an A.M.  Best’s financial strength rating of “A” or better and an A.M.  Best’s Financial Size Category of Class “XII” or higher, and shall not contain a deductible greater than $2,500 or any self-insured retention unless expressly approved in writing by Landlord.

(b)         Primary.  Contain a clause that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord, and that any coverage carried by Landlord shall be excess insurance.  All insurance coverage must be on an “occurrence basis”; “claims made” forms of insurance are not acceptable.

(c)          Additional Named Insured.  Liability policies shall name Landlord and the following parties as additional insureds utilizing ISO Endorsement CG 20-11-01-96 or its equivalent (“certificate holder” status is not acceptable):

[List names of Additional Insured Entities]

Landlord shall be listed as a “loss payee” on property policies.

(d)         Notice of Cancellation.  Not be subject to cancellation or reduction in coverage except upon at least thirty (30) days prior written notice to each additional insured.  The policies of insurance containing the terms specified herein, or duly executed certificates evidencing them, shall be deposited with each additional insured at least 30 days prior to the Lease Commencement Date and subsequently not less than thirty (30) days prior to the expiration of the original or any renewal term of such coverage.  If Tenant fails to comply with the insurance requirements set forth in this Lease, Landlord shall have the right, but not the obligation, at any time and from time to time, without notice, to procure such insurance and/or pay the premium for such insurance, in which event Tenant shall repay Landlord, immediately upon demand by Landlord, as additional rent, all sums so paid by Landlord together with interest thereon and any costs or expenses incurred by Landlord in connection therewith, without prejudice to any other rights and remedies of the Landlord under this Lease.

9.7         Blanket Insurance.  Each party shall be entitled to fulfill its insurance obligations hereunder by maintaining a so-called “blanket” policy or policies of insurance.  Such policy shall contain an endorsement that names the other party as an additional insured, references the Premises, and guarantees a minimum limit of coverage available for the obligations under this Lease at least equal to the insurance amounts required hereunder.  Tenant’s right to fulfill its insurance obligations hereunder through a “blanket” policy shall be subject to approval of such policy by Landlord and Landlord’s lender(s).

ARTICLE 10

DAMAGE AND RESTORATION

10.1                           Damage and Destruction of the Premises.  If the Premises are at any time destroyed or damaged by a casualty insured against by Landlord pursuant to Article 9 hereof or otherwise insured against by Landlord, and if as a result of such occurrence:

(a)          the Premises are rendered untenantable only in part, this Lease shall continue in full force and effect and, provided Tenant shall covenant in writing to Landlord that Tenant shall comply with the provisions of Paragraph 10.3 below upon completion of Landlord’s reconstruction, rebuilding or repair of the Premises, Landlord shall, subject to the provisions of Paragraph 10.4 below, commence diligently to reconstruct, rebuild or repair the Premises to the extent only of Landlord’s Work set forth in Exhibit “A” (Landlord shall have no obligation to construct any of Tenant’s Work).  In such event, fixed minimum rent and additional rent shall abate proportionately to the portion of the Premises rendered untenantable from the date of the destruction or damage until the entire Premises have been restored by Landlord to the extent of Landlord’s Work as set forth on Exhibit “A” hereto;

(b)         the Premises are rendered totally untenantable, provided Tenant shall covenant in writing to Landlord that Tenant shall reopen in the entire Premises for such use and will comply with the provisions of Paragraph 10.3 below upon completion of Landlord’s reconstruction, rebuilding or repair of the Premises, Landlord shall, subject to Paragraph 10.4 hereof, commence diligently to reconstruct, rebuild or repair the Premises to the same operative condition at the time of Lease Commencement and including the requirements of Exhibit “A” (Landlord shall have no obligation to perform any of Tenant’s Work).  In such event, fixed minimum rent and additional rent shall abate entirely from the date of the destruction or damage until the Premises have been restored by Landlord to the extent of Landlord’s Work as set forth on Exhibit “A” hereto.

10.2                           Damage or Destruction of Development.

(a)          If 25% or more of the Leasable Area of the Premises or 25% or more of the Common Area of the Development, or any combination of Leasable Area of the Premises and Common Area which aggregate 25% or more of the total square footage of Development land, is at any time destroyed or damaged (including, without limitation, by smoke or water damage) as a result of fire, the elements, accident, or other casualty, whether or not the Premises are affected by such occurrence, Landlord may, at its option (to be exercised by written notice to Tenant within ninety (90) days following any such occurrence), elect to terminate this Lease.  In the case of such election, the term and tenancy created hereby shall expire on the ninety (90th) day after such notice is given, without liability or penalty payable or any other recourse by one party to or against the other; and Tenant shall, within such 30-day period, vacate the Premises and surrender them to Landlord.  All rent shall be due and payable without reduction or abatement subsequent to the destruction or damage and until the date of termination, unless the Premises shall have been destroyed or damaged, in which event the terms of Paragraph 10.1(a) or (b), as applicable, of this Lease shall apply to determine the obligations of Tenant to pay rent.

(b)         If Landlord does not elect to terminate this Lease in accordance with the terms of Paragraph 10.2(a),  Landlord shall, following such destruction or damage, commence diligently to reconstruct, rebuild, or repair, if necessary, that part of the Development which is necessary, in Landlord’s sole judgement, to create an economically viable unit.  However, Landlord shall reconstruct, rebuild, or repair the Premises and the Development to the extent only of proceeds received by Landlord from its insurers.  Further, if Landlord elects to repair, reconstruct, or rebuild the Development, or any part thereof, Landlord may use plans, specifications, and working drawings other than those used in the original construction of the Development and shall only be obligated to restore the damaged portions thereof to a reasonably operative condition similar to that which existed prior to the event of damage or destruction, provided that the ultimate reconstruction does not unreasonably impair Tenant use, occupancy and enjoyment of the Premises as the same existed prior to such event.

10.3                           Tenant’s Work.  If this Lease has not been terminated after damage or destruction as provided above, then upon receipt by Tenant of written notice that Landlord’s Work has been substantially completed, Tenant shall forthwith complete all Tenant’s Work as described in Exhibit “A” hereto, and all other work required to fully restore the Premises for business fully fixturized, stocked, and staffed.  If the Premises have been closed for business, Tenant shall reopen for business for the permitted use set forth in the Basic Lease Provisions, but no later than sixty (60) days after notice that Landlord’s Work is substantially completed.

10.4                           Limitation of Obligations.  Notwithstanding anything set forth to the contrary herein, in the event the Premises or Development are damaged as a result of any cause in respect of which there are no insurance proceeds available to Landlord, or the proceeds of insurance are insufficient to pay for the costs of repair or reconstruction, or any mortgagee or other person entitled to the proceeds of insurance does not consent to the payment to Landlord of such proceeds to fully restore the Premises or Development, or if the Premises or Development cannot be fully restored to its prior condition under land use and building codes in force at the time of the casualty, then Landlord may, without obligation or liability to Tenant, terminate this Lease on sixty (60) days’ written notice to Tenant and all rent shall be adjusted as of the effective date of such termination, and Tenant shall vacate and surrender the Premises on the date set forth in Landlord’s termination notice.

10.5                           Damage or Destruction at End of Term.  Notwithstanding anything to the contrary contained herein, Neither Landlord nor Tenant shall have any obligation to repair, reconstruct, or restore the Premises or Development when the damage or destruction occurs during the last eighteen (18) months of the term of this Lease.

10.6                           Waiver.  Tenant hereby waives any statutory and common law rights of termination which may arise by reason of any partial or total destruction of the Premises which Landlord is obligated to restore or may restore under any of the provisions of this Lease.

ARTICLE 11

FLOOR AREA DEFINED

“Floor Area” or “floor area” means: (a) as to each building or part thereof within the Development, including Tenant’s Premises, the actual number of square feet of ground floor space measured to the exterior faces of exterior walls and to the center of party walls, including columns, stairs, elevators and escalators, excluding exterior ramps and loading docks.

ARTICLE 12

EMINENT DOMAIN

12.1                           Definition.  If there is any taking or condemnation of or transfer in lieu thereof for a public or quasi-public use of all or any part of the Development or the Premises or any interest therein because of the exercise of the power of eminent domain or inverse condemnation, whether by condemnation proceedings or otherwise (all of the foregoing being hereinafter referred to as “taking”) before or during the term hereof, the rights and obligations of the parties with respect to such taking shall be as provided in this Article 12.

12.2                           Total Taking.  If there is a taking of all of the Premises, this Lease shall terminate as of the date of such taking.  All fixed minimum rent and other amounts due under this Lease shall be paid by Tenant to the date of such termination.

12.3                           Partial Taking of Premises.  If any part of the Premises shall be taken, and a part thereof remains which is reasonably susceptible of occupation hereunder for the use permitted herein, this Lease shall, as to the part so taken, terminate as of the date title shall vest in the condemnor or transferee, and the fixed minimum rent payable hereunder shall be reduced by the proportion which the floor area taken from the Premises bears to the total Floor Area of the Premises immediately before the taking; but in such event Landlord or Tenant shall have the option to terminate this Lease as of the date when title to the part so condemned vests in the condemnor or transferee.  All fixed minimum rent and other amounts due under this Lease shall be paid by Tenant to the date of any such termination.

12.4                           Common Area Taking.  If so much of the Common Area is taken that in the commercially reasonable judgement of Landlord the Development will be rendered unsuitable for the continued use thereof for the purposes for which it was intended, Landlord, or Tenant, if such taking significantly negatively impacts Tenant’s business, may elect to terminate this Lease by giving the other party written notice of such election within sixty (60) days after the date that title to the portion so taken vests in the condemnor or transferee.  If either party fails to give such notice, this Lease shall remain in full force and effect.  If any part of the Development is taken, but no part of the Premises is taken, and Landlord does not elect to terminate this Lease, the rent payable hereunder shall not be reduced, nor shall Tenant be entitled to any part of the award made therefor.  In the event of termination, all fixed minimum rent and other amounts due under this Lease shall be paid by Tenant to the date of such termination.

12.5                           Repair and Restoration.  If this Lease is not terminated as provided in this Article 12, Landlord shall, at its sole expense, restore with due diligence the remainder of the improvements occupied by Tenant so far as is practicable to a complete unit of like quality, character, and condition as that which existed immediately prior to the taking, provided that the scope of the work shall not exceed the scope of the work to be done by Landlord originally in construction of the Premises, and further provided that Landlord shall not be obligated to expend an amount greater than that which was awarded to Landlord for such taking.  Tenant, at its sole cost and expense, shall restore its furniture, fixtures and other allowed leasehold improvements to their condition immediately preceding such taking.

12.6                           Award.  In the event of any taking, Landlord shall be entitled to the entire award of compensation or settlement in such proceedings, whether for a total or partial taking or for diminution in the value of the leasehold or for the fee.  Any such amounts shall belong to and be the property of Landlord.  Without in any way diminishing the rights of Landlord under the preceding sentence, Tenant shall be entitled to recover from the condemnor such compensation as may be separately awarded by the condemnor to Tenant or recoverable from the condemnor by Tenant in its own right for the taking of trade fixtures and equipment owned by Tenant (meaning personal property, whether or not attached to real property, which may be removed without injury to the Premises) and for the expense of removing and relocating them, and for loss of goodwill, but only to the extent that the compensation awarded to Tenant shall be in addition to and shall not diminish the compensation awarded to Landlord as provided above.

12.7                           Waiver.  Tenant hereby waives any statutory and common law rights of termination which may arise by reason of any partial taking of the Premises under the power of eminent domain.

ARTICLE 13

INDEMNITY; WAIVER

13.1                           Indemnification and Waivers.

(a)          Indemnity.  To the fullest extent permitted by law, Tenant shall, at Tenant’s sole cost and expense, Indemnify Landlord Parties against all Claims arising from (i) any Personal Injury, Bodily Injury or Property Damage whatsoever occurring in or at the Premises; (ii) any Bodily Injury to an employee of a Tenant Party arising out of and in the course of employment of the employee and occurring anywhere in the Development; (iii) the use or occupancy, or manner of use or occupancy, or conduct or management of the Premises or of any business therein; (iv) subject to the waiver of subrogation provisions of this Lease, any act, error, omission or negligence of any of the Tenant Parties in, on or about the Premises or the Development; (v) the conduct of Tenant’s business; (vi) any alterations, activities, work or things done, omitted, permitted or allowed by Tenant Parties in, at or about the Premises or Development, including the violation of or failure to comply with, or the alleged violation of or alleged failure to comply with any applicable laws, statutes, ordinances, standards, rules, regulations, orders, or judgments in existence on the date of the Lease or enacted, promulgated or issued after the date of this Lease including Hazardous Materials Laws (defined below); (vii) any breach or default by Tenant in the full and prompt payment of any amount due under this Lease, any breach, violation or nonperformance of any term, condition, covenant or other obligation of Tenant under this Lease, or any misrepresentation made by Tenant or any guarantor of Tenant’s obligations in connection with this Lease; (viii) all damages sustained by Landlord as a result of any holdover by Tenant or any Tenant Party in the Premises including, but not limited to, any claims by another tenant resulting from a delay by Landlord in delivering possession of the Premises to such tenant; (ix) any liens or encumbrances arising out of any work performed or materials furnished by or for Tenant; (x) commissions or other compensation or charges claimed by any real estate broker or agent with respect to this Lease by, through or, under Tenant or, (xi) any matter enumerated in Paragraph 13(b) below.

To the fullest extent permitted by law, Landlord shall, at Landlord’s sole cost and expense, Indemnify Tenant Parties against all Claims arising from (i) any Personal Injury, Bodily Injury or Property Damage whatsoever occurring in or at the remainder of the Development other than the Premises; (ii) any Bodily Injury to an employee of a Landlord Party arising out of and in the course of employment of the employee and occurring anywhere in the Development outside the Premises; (iii) any breach, violation or nonperformance of any term, condition, covenant or other obligation of Landlord under this Lease; (iv) any liens or encumbrances arising out of any work performed or materials furnished by or for Landlord; or (v) commissions or other compensation or charges claimed by any real estate broker or agent with respect to this Lease by, through or, under Landlord.

(b)         Waivers.  To the fullest extent permitted by law, Tenant, on behalf of all Tenant Parties, Waives all Claims against Landlord Parties arising from the following: (i) any Personal Injury, Bodily Injury, or Property Damage occurring in or at the Premises; (ii) any loss of or damage to property of a Tenant Party located in the Premises or other part of the Development by theft or otherwise; (iii) any Personal Injury, Bodily Injury, or Property Damage to any Tenant Party caused by other tenants of the Development, parties not occupying space in the Development, occupants of property adjacent to the Development, or the public or by the construction of any private, public, or quasi-public work occurring either in the Premises or elsewhere in the Development; (iv) any interruption or stoppage of any utility service or for any damage to persons or property resulting from such stoppage; (v) business interruption or loss of use of the Premises suffered by Tenant; (vi) any latent defect in construction of the Building; (vii) damages or injuries or interference with Tenant’s business, loss of occupancy or quiet enjoyment and any other loss resulting from the exercise by Landlord of any right or the performance by Landlord of Landlord’s maintenance or other obligations under this Lease, or (viii) any Bodily Injury to an employee of a Tenant Party arising out of and in the course of employment of the employee and occurring anywhere in the Development.

(c)          Definitions.  For purposes of this Article 13: (i) the term “Tenant Parties” means Tenant, and Tenant’s officers, members, partners, agents, employees, sublessees, licensees, invitees and independent contractors, and all persons and entities claiming through any of these persons or entities; (ii) the term “Landlord Parties” means Landlord and the members, partners, venturers, trustees and ancillary trustees of Landlord and the respective officers, directors, shareholders, members, parents, subsidiaries and any other affiliated entities, personal representatives, executors, heirs, assigns, licensees, invitees, beneficiaries, agents, servants, employees and independent contractors of these persons or entities; (iii) the term “Indemnify” means indemnify, defend (with counsel reasonably acceptable to Landlord) and hold free and harmless for, from and against; (iv) the term “Claims” means all liabilities, claims, damages (including consequential damages), losses, penalties, litigation, demands, causes of action (whether in tort or contract, in law or at equity or otherwise), suits, proceedings, judgments, disbursements, charges, assessments, and expenses (including attorneys’ and experts’ fees and expenses incurred in investigating, defending, or prosecuting any litigation, claim, or proceeding); (v) the term “Waives” means that the Tenant Parties waive and knowingly and voluntarily assume the risk of; and (vi) the terms “Bodily Injury”, “Personal Injury” and “Property Damage” will have the same meanings as in the form of commercial general insurance policy issued by Insurance Services Office, Inc.  most recently prior to the date of the injury or loss in question.

(d)         Scope of Indemnities and Waivers. Except as provided in the following sentence, the indemnities and waivers contained in this Article 13 shall apply regardless of the active or passive negligence or sole, joint, concurrent, or comparative negligence of any of the Landlord Parties, and regardless of whether liability without fault or strict liability is imposed or sought to be imposed on any of the Landlord Parties. The indemnities and waivers contained in this Article 13 shall not apply to the extent of the percentage of liability that a final judgment of a court of competent jurisdiction establishes under the comparative negligence principles of the state of Washington, that a Claim against a Landlord Party was proximately caused by the willful misconduct or gross negligence of that Landlord Party, provided, however, that in such event the indemnity or waiver will remain valid for all other Landlord Parties.

(e)          Duty to Defend. Tenant’s duty to defend Landlord Parties is separate and independent of Tenant’s duty to Indemnify Landlord Parties.  Tenant’s duty to defend includes Claims for which Landlord Parties may be liable without fault or may be strictly liable. Tenant’s duty to defend applies regardless of whether issues of negligence, liability, fault, default or other obligation on the part of Tenant Parties have been determined.  Tenant’s duty to defend applies immediately, regardless of whether Landlord Parties have paid any sums or incurred any detriment arising out of or relating, directly or indirectly, to any Claims.  It is the express intention of Landlord and Tenant that Landlord Parties will be entitled to obtain summary adjudication regarding Tenant’s duty to defend Landlord Parties at any stage of any Claim within the scope of this Article 13.

(f)            Obligations Independent of Insurance.  The indemnification provided in this Article 13 shall not be construed or interpreted as in any way restricting, limiting or modifying Tenant’s insurance or other obligations under this Lease, and the provisions of this Article 13 are independent of Tenant’s insurance and other obligations. Tenant’s compliance with the insurance requirements and other obligations under this Lease does not in any way restrict, limit or modify Tenant’s indemnification obligations under this Lease.

(g)         Waiver of Immunity.  EACH OF LANDLORD AND TENANT HEREBY WAIVES ITS IMMUNITY WITH RESPECT TO THE PARTIES INDEMNIFIED UNDER THE PRECEDING PARAGRAPHS UNDER THE INDUSTRIAL INSURANCE ACT (RCW TITLE 51) AND/OR THE LONGSHOREMAN’S AND HARBORWORKER’S ACT AND/OR ANY EQUIVALENT ACTS AND EXPRESSLY AGREES TO ASSUME POTENTIAL LIABILITY FOR ACTIONS BROUGHT AGAINST AN INDEMNIFIED PARTY BY THE INDEMNIFYING PARTY’S EMPLOYEES. THIS WAIVER HAS BEEN SPECIFICALLY NEGOTIATED BY THE PARTIES TO THIS LEASE AND EACH PARTY HAS HAD THE OPPORTUNITY TO, AND HAS BEEN ENCOURAGED, TO CONSULT WITH INDEPENDENT COUNSEL REGARDING THIS WAIVER.

(h)         Survival.  The provisions of this Article 13 will survive the expiration or earlier termination of this Lease until all Claims against Landlord Parties involving any of the indemnified or waived matters are fully and finally barred by the applicable statutes of limitations.

ARTICLE 14

OPERATION OF BUSINESS

Tenant shall (a) keep the Premises and interior portions of windows, doors and all other glass or plate glass fixtures in a neat, clean, sanitary and safe condition; (b) refrain from burning any papers or refuse of any kind in the Development; (c) store in the area designated by Landlord all trash and garbage in neat and clean containers so as not to be visible to members of the public and arrange for the regular pick-up and cartage of such trash or garbage at Tenant’s expense, or cooperate in the employment of a trash removal contractor designated by Landlord, as long as at the same rate or lower rates of other third party providers, if Landlord deems it desirable to have all waste materials removed by one contractor; (d) observe and promptly comply with all governmental requirements and insurance requirements affecting the Premises or any part of the Common Area which is under Tenant’s exclusive control and promulgated during the term of this Lease; and (e) not use or suffer or permit the Premises or any part thereof to be used for any use other than the use set forth in the Basic Lease Provisions or in any manner that will constitute a nuisance or unreasonable annoyance to the public, to other occupants of the Development or to Landlord, or that will injure the reputation of the Development, or for any extra hazardous purpose or in any manner that will impair the structural strength of the building of which the Premises are a part.

ARTICLE 15

SIGNS AND ADVERTISING

15.1                           Interior.  Tenant may at its own expense erect and maintain upon the interior areas of the Premises all signs and advertising matter customary and appropriate in the conduct of Tenant’s business, subject to Landlord’s right to remove any signs or advertising matter which violates Article 14 or this Article 15. The Tenant shall not affix or maintain upon the glass panes and supports of the exterior windows and doors, or within twelve inches (12”) of the exterior windows and doors, any signs, advertising placards, names, insignia, trademarks, descriptive material or any other such like item or items except such as shall have first received the written approval of the Landlord as to size, type, color, location, copy, nature and display qualities.

15.2                           Exterior.  Tenant shall be permitted, but not obligated, to place a sign on the high-image monument sign which exists in the Development, and shall be permitted to place its signage on the southern and western fascia of the Building in which the Premises are situated, at Tenant’s expense, provided such sign conforms in all respects to the sign criteria established by Landlord for the Development from time to time, and shall be subject to the prior written approval of Landlord as to construction, method of attachment, size, shape, height, lighting, color and general appearance.  All signs and other advertising media shall comply with all applicable governmental requirements. Except for signs which comply with the terms of this Article, Tenant shall not erect, place, paint, or maintain in or on the Premises, any sign, exterior advertising medium, or any other object of any kind whatsoever, whether an advertising device or not, visible or audible outside the Premises.  Tenant shall not change the color, size, location, composition, wording or design of any sign or advertisement on the Premises that may have been theretofore approved by Landlord, without the prior written approval of Landlord and the applicable governmental authorities.  Tenant shall at its own expense maintain and keep in good repair all installations, signs, and advertising devices which it is permitted or required by Landlord to maintain.

ARTICLE 16

LIENS

Tenant shall keep the Premises and the Development free of any liens or claims of lien arising from any work performed, material furnished or obligations incurred by Tenant.  Notwithstanding the foregoing, in the event that any lien is recorded in connection with Tenant’s work or materials, Tenant shall, within twenty (20) days after recording thereof, post such bond as will release said property from the lien claimed.

ARTICLE 17

RIGHT OF ENTRY

Landlord and its authorized agents and representatives shall be entitled to enter the Premises at all reasonable times to inspect them, to make the repairs which Landlord is obligated to make under this Lease, to show them to prospective tenants, purchasers or lenders, to cure a default of Tenant, to post any notice provided by law that relieves a landlord from responsibility for the acts of a tenant, to comply with any governmental requirements or insurance requirements, to post ordinary signs advertising the Premises for sale or for lease, and for any other lawful purpose relating to Landlord’s rights and obligations under this Lease.  Landlord shall make reasonable efforts to notify Tenant 24-hours prior to entering Premises unless an emergency exists in which case no advance notice shall be required.  Nothing in the preceding sentence shall imply or impose a duty to make repairs which Tenant has agreed to make hereunder.  Landlord may erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the entrance to the Premises shall not be unreasonably blocked.  Landlord shall have the right to use any means which Landlord may deem proper to enter the Premises in an emergency.  Landlord’s entry to the Premises shall not under any circumstances be construed to be a forcible or unlawful entry into the Premises or an eviction of Tenant from the Premises.

ARTICLE 18

DELAYING CAUSES

If either party is delayed in the performance of any covenant of this Lease because of any of the following causes (referred to elsewhere in this Lease as a “delaying cause”): acts of the other party, action of the elements, war, riot, labor disputes, inability to procure or general shortage of labor or material in the normal channels of trade, delay in transportation, delay in inspections, or any other cause beyond the reasonable control of the party so obligated, whether similar or dissimilar to the foregoing, financial inability excepted, then, such performance shall be excused for the period of the delay; and the period for such performance shall be extended for a period equivalent to the period of such delay, except that the foregoing shall in no way affect Tenant’s obligation to pay rent or any other amount payable hereunder, or the length of the term of this Lease.

ARTICLE 19

ASSIGNMENT AND SUBLEASE

19.1                           Consent Required.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall not assign this Lease or any interest herein or any right or privilege appurtenant hereto or sublet, license, grant any concessions, or otherwise give permission to anyone other than Tenant to use or occupy all or any part of the Premises (hereinafter sometimes referred to as a “Transfer”), without the prior written consent of Landlord,.  Any actual or attempted Transfer without the Landlord’s prior written consent or otherwise in violation of the terms of this Lease shall, at Landlord’s election, be void and shall confer no rights upon any third person, and shall be a non-curable default under this Lease which shall entitle Landlord to terminate this Lease upon ten (10) days’ written notice to Tenant at any time after such actual or attempted Transfer without regard to Landlord’s prior knowledge thereof.  The acceptance of rent by Landlord from any person or entity shall not be deemed to be a waiver by Landlord of any provision of this Lease or consent to any Transfer.  Consent by Landlord to one or more Transfers shall not be deemed to be consent to any subsequent Transfer.  In addition, the option to extend the term hereunder shall be personal to Tenant, and shall not be transferred without the prior written consent of Landlord in accordance with the terms of this Article 19.

(a)                                  Notwithstanding anything in this Article 19 to the contrary, neither (a) an assignment or transfer of this Lease as a result of a merger, a consolidation, public offering, and/or sale of all of Tenant’s capital stock and/or assets nor (b) an assignment of this Lease to an Affiliate of Tenant nor (c) transfer of stock to members of the immediate family of Tenant’s stockholders through gift, will or trust (each of (a), (b), and (c), a “Permitted Transfer”) shall require a prior consent of Landlord, provided, however, the same shall not be binding on Landlord until a fully executed copy of such assignment and/or assumption of this Lease by the assignee shall have been delivered to Landlord, and further, provided that:

(i)             Tenant shall not then be in default under this Lease;

(ii)          In each instance, the succeeding entity shall assume in writing all of the obligations of this Lease on the part of Tenant;

(iii)       In the case of (a) above, the net worth of the succeeding entity (and any guarantors thereof) immediately following such assignment shall not be less than the net worth of Tenant (and any guarantors thereof) as of the date of mutual execution of this Lease;

(iv)      In the case of (b) above, any such assignee in possession of the Premises shall, during such possession, remain an Affiliate of Tenant;

(v)         Such assignment or transfer shall in no manner relieve Tenant of any of the obligations undertaken by it under this Lease; and

(vi)      The Premises shall continue to be operated solely for the Permitted Use specified in this Lease and consistent with the manner in which the Premises were prior to the effective date of (a) and (b); provided, however, that if at any time thereafter, there is a material or adverse change in the nature, standard or quality of the operation at the Premises, Landlord reserves the right to declare such change a breach of this Lease, subject to the remedies provided for in this Lease.

Tenant shall submit such information as Landlord may reasonably require concerning all of the foregoing for Landlord’s files.

As used herein, the term “Affiliate” shall mean an entity which (a) directly or indirectly controls Tenant, or (b) is under the direct or indirect control of Tenant or (c) is under common direct or indirect control with Tenant.  Control shall mean ownership of 51% or more of the voting securities or rights of the controlled entity.

19.2                           Request For Consent.  If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective date ; (b) the portion of the Premises subject to the Transfer; (c) all of the terms of the proposed Transfer and the consideration therefor; (d) the name and address of the proposed transferee; (e) a copy of the proposed sublease, instrument of assignment and all other documentation pertaining to the proposed Transfer; (f) current financial statements of the proposed transferee certified by an officer, partner or owner thereof; (g) any information reasonably requested by Landlord to enable Landlord to determine the financial responsibility, character, and reputation of the proposed transferee and the nature of such transferee’s business and the proposed use the Premises; and (h) such other information as Landlord may reasonably request

19.3                           Intentionally Omitted.

19.4                           General Conditions.  If Landlord consents to a Transfer, such consent shall be subject to the following conditions, which the parties hereby agree are reasonable:

(a)          Payment of Transfer Premium.  Landlord shall receive 90% and Tenant shall receive 10% of any Transfer Premium derived by Tenant from such Transfer.  “Transfer Premium” shall mean all rent and any other consideration payable by such transferee in excess of the fixed minimum rent payable by Tenant under this Lease (on a per square foot basis, if less than all of the Premises is Transferred), after deducting therefrom any brokerage commissions and legal fees in connection with the Transfer actually paid by Tenant to an unaffiliated broker and/or attorney, as applicable.  If any part of the consideration for such Transfer shall be payable other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord.  The Transfer Premium payable hereunder shall be due within ten (10) days after Tenant receives such payments.

(b)         Continued Liability of Tenant.  Tenant shall remain primarily liable on its covenants hereunder unless released in writing by Landlord. In the event of any assignment or sublease which is consented to by Landlord, the transferee shall agree in writing to perform and be bound by all of the covenants of this Lease required to be performed by Tenant.

19.5                           Reserved.

19.6                           Transfer Pursuant to Bankruptcy Code.  Anything to the contrary notwithstanding, if this Lease is assigned (or all or a portion of the Premises is sublet) to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.  S.  C.  101 et.  seq.  (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment or subletting shall be paid or delivered to Landlord, shall be and remains the exclusive property of Landlord and shall not constitute property of Tenant or of its estate within the meaning of the Bankruptcy Code.  Any and all monies or other consideration constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord.  Any assignee pursuant to the Bankruptcy Code shall be deemed to have assumed all of Tenant’s obligations under this Lease.  Any such assignee shall on demand by Landlord execute and deliver to Landlord a written instrument confirming such assumption.

ARTICLE 20

NOTICES

All notices, requests and demands to be made hereunder shall be in writing at the addresses set forth in the Basic Lease Provisions by any of the following means: (a) personal service (including service by overnight courier service); (b) electronic communication, whether by telex, telegram or facsimile (if confirmed in writing sent by personal service or by registered or certified, first class mail, return receipt requested); or (c) registered or certified, first class mail, return receipt requested.  Such addresses may be changed by notice to the other party given in the same manner provided above.  Any notice, request, or demand sent pursuant to clause (a) or (b) of this Article 20 shall be deemed received upon such personal service or upon dispatch by electronic means, and if sent pursuant to clause (c) shall be deemed received three (3) days following deposit in the mail.

ARTICLE 21

SURRENDER OF POSSESSION

21.1                           Surrender.  At the expiration of the tenancy created hereunder, whether by lapse of time or otherwise, Tenant shall surrender the Premises broom clean and in good condition and repair.  This obligation of Tenant shall include the repair of any damage occasioned by the installation, maintenance or removal of Tenant’s alterations or Tenant’s Changes, furnishings, and equipment, as well as the removal of any storage tank installed by or for Tenant (whether or not the installation was consented to by

Landlord), and the removal, replacement, or remediation of any soil, material or ground water contaminated by Tenant’s Permittees, all as may then be required by applicable Laws.

21.2                           Holding Over. If Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance.  Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% for the first 90 days of the holdover period and 200% thereafter, in each case, of the greater of: (1) the sum of the Minimum Annual Rent and Additional Rent due for the period immediately preceding the holdover; or (2) the fair market gross rental for the Premises as determined by Landlord.  No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.  In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.  Nothing herein shall be construed as consent to such holding over.

ARTICLE 22

QUIET ENJOYMENT

Subject to the provisions of this Lease and conditioned upon performance of all of the provisions to be performed by Tenant hereunder, Landlord shall secure to Tenant during the Lease term the quiet and peaceful possession of the Premises and all rights and privileges appertaining thereto, free from hinderance or molestation by Landlord and those claiming by, through or under Landlord.

ARTICLE 23

SUBORDINATION

Unless otherwise required by a lender, this Lease shall be subordinate to any mortgage or deed of trust held by any lender, now or hereafter in force against the Premises or the Development or any part thereof, and to all advances make or to be made upon the security thereof.  If any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord, Tenant shall, at the option of the lender or other purchaser at any such foreclosure or sale, attorn to and recognize the purchaser as the Landlord under this Lease.  Although the subordination in the immediately preceding sentence shall be self-operating, Tenant agrees, within ten (10) business days following the request of Landlord, to execute such documents or instruments as may be requested by Landlord or its lender(s) to confirm such subordination, provided that such mortgagees or beneficiaries agree in writing not to disturb Tenant’s possession of the Premises in the event of foreclosure if Tenant is not in default.  The failure of Tenant to so timely execute any such instrument or other such document shall constitute a non-monetary default hereunder.  If Tenant fails to execute and deliver such instrument or other document within said ten (10) business day period, Landlord shall use reasonable efforts to contact, orally or in writing, Tenant to confirm such non-election, whereafter Tenant hereby appoints Landlord as Tenant’s attorney-in-fact for the purpose of completing, executing and delivering the same to the person or firm requesting it.

ARTICLE 24

ESTOPPEL CERTIFICATE; FINANCIAL STATEMENTS

Tenant shall, at any time and from time to time within ten business (10) days after written request therefor by Landlord, without change, deliver a certificate to Landlord or to any person or entity designated by Landlord, certifying the date the Lease term commenced, the date the rent commenced and is paid through, the amount of rent and other charges due under the Lease, the expiration date of the Lease term, that this Lease is then in full force and effect, setting forth the amount and nature of modifications, defenses, or offsets, if any, claimed by Tenant, and any other matter concerning the Lease, the Tenant, or the Premises requested by Landlord or such person or entity.  If Tenant fails to respond within such 10-business day period, Landlord shall use reasonable efforts to contact, orally or in writing, Tenant prior to declaring a default hereunder.

Tenant acknowledges that it has provided Landlord with certain financial statement(s) as a material inducement to Landlord’s agreement to lease the Premises to Tenant, and that Landlord has relied on the accuracy of such financial statement(s) in entering into this Lease.  Tenant represents and warrants that the information contained in such financial statement(s) is true, complete and correct in all material respects.  Within twenty (20) days from a written request by Landlord, Tenant will make available to Landlord or to any prospective purchaser or lender of the Development, the most recent audited financial statements of Tenant and any guarantor, provided, if Tenant is not a publicly traded entity, that Landlord or any such prospective purchaser or lender agrees to maintain such statements and information in confidence.  Notwithstanding the foregoing, so long as the named Tenant herein is a publicly traded corporation and its financial information is readily available to the public, Tenant will not be required to deliver additional financial statements to Landlord.

ARTICLE 25

DEFAULT

25.1                           Default. The occurrence of any or more of the following events shall constitute a material breach and default of this Lease (each, an “Event of Default”):

(a)          Any failure by Tenant to pay fixed minimum rent, Common Area Expenses, additional rent or any other charge when due; or

(b)         Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant not provided for in subparagraph (a) above and subparagraphs (c), (d) and (h) below where such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant, provided that if the nature of such breach is such that although curable, the breach cannot reasonably be cured within a thirty (30) day period, an Event of Default shall not exist if Tenant shall commence to cure such breach and thereafter rectifies and cures such breach with due diligence; or

(c)          Abandonment of the Premises; or

(d)         A general assignment by Tenant for the benefit of creditors, or the filing by or against Tenant of any proceeding under any insolvency or bankruptcy law, or the appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease; or

(e)          Any three (3) or more failures of the type described in Paragraph 25.1(a) in any twelve month period; or

(f)            Reserved; or

(g)         The conducting by Tenant of a going out of business sale, bankruptcy sale or any similar liquidation sale in violation of the provisions of this Lease where such sale does not permanently cease within twenty-four (24) hours after written notice of such violation by Landlord to Tenant; or

(h)         The occurrence of an Event of Default as defined in any other provision of this Lease.

25.2                           Remedies.

(a)          Reentry and Termination. Upon and during the continuance of an Event of Default, but after all notice and cure periods, Landlord, in addition to any other remedies available to Landlord at law or in equity, at Landlord’s option, may without further notice or demand of any kind to Tenant or any other person:

1                                          Declare the Lease Term ended and reenter the Premises and take possession thereof and remove all persons therefrom, and Tenant shall have no further claim to the Premises; or

2.                                       Without declaring this Lease ended, reenter the Premises and occupy the whole or any part thereof for and on account of Tenant and collect any unpaid fixed minimum rent, rent, Additional Rent, Common Area Expenses and other charges, which have become payable, or which may thereafter become payable; or

3.                                       Even though Landlord may have reentered the Premises, thereafter elect to terminate this Lease and all of the rights of Tenant in or to the Premises.

(b)         Express Termination Required. Should Landlord have reentered the Premises under the provisions of Paragraph 25.2(a)(2) above, Landlord shall not be deemed to have terminated this Lease, or the liability of Tenant to pay any fixed minimum rent, Common Area Expenses, Additional Rent or other charges thereafter accruing, or to have terminated Tenant’s liability for damages under any of the provisions of this Lease, by any such reentry or by any action, in unlawful detainer or otherwise, to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that Landlord had elected to terminate this Lease.  Tenant further covenants that the service by Landlord of any notice pursuant to the unlawful detainer statutes of the State where the Development is situated and the surrender of possession pursuant to such notice shall not (unless Landlord elects to the contrary at the time of or at any time subsequent to the serving of such notices and such election is evidenced by a written notice to Tenant) be deemed to be a termination of this Lease.

(c)          Damages.  Should Landlord elect to terminate this Lease pursuant to the provisions of Paragraphs 25.2(a)(1) or 25.2(a)(3) above, Landlord may recover from Tenant as damages, the following:

1.                                       The worth at the time of award of any unpaid fixed minimum rent, Common Area Expenses, Additional Rent or other charges which had been earned at the time of such termination; plus

2.                                       The worth at the time of award of the amount by which the unpaid fixed minimum rent, Common Area Expenses, Additional Rent or other charges which would have been earned after termination until the time of award exceeds the amount of such loss Tenant proves could have been reasonably avoided; plus

3.                                       The worth at the time of award of the amount by which the unpaid fixed minimum rent, Common Area Expenses, Additional Rent or other charges for the balance of the Lease Term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided; plus

4.                                       Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to any costs or expenses incurred by Landlord in (i) retaking possession of the Premises, including reasonable attorneys’ fees, (ii) maintaining or preserving the Premises after the occurrence of an Event of Default, (iii) preparing the Premises for reletting to a new tenant, including repairs or alterations to the Premises for such reletting, (iv) leasing commissions, and (v) any other costs necessary or appropriate to relet the Premises; plus

5.                                       At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State where the Development is situated.

(d)         Alternative Damages.  Should Landlord elect to bring an action against Tenant in unlawful detainer or for damages or both or otherwise (and Landlord may bring as many actions as Landlord may elect to bring throughout the Lease Term), without terminating this Lease, Landlord may recover from Tenant as damages the following:

1.                                       The worth at the time of award of any unpaid fixed minimum rent, Common Area Expenses, Additional Rent or other charges which had been earned at the time Landlord recovered possession of the Premises; plus

2.                                       The worth at the time of award of the amount by which the unpaid fixed minimum rent, Common Area Expenses, Additional Rent or other charges which would have been earned after the date Landlord recovered possession until the time of award exceeds the amount of such loss Tenant proves could have been reasonably avoided; plus

3.                                       Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, including but not limited to, any costs or expenses incurred by Landlord in (i) retaking possession of the Premises, including reasonable attorneys’ fees, (ii) maintaining or preserving the Premises after the occurrence of an Event of Default, (iii) preparing the Premises for reletting to a new tenant, including repairs or alterations to the Premises for such reletting, (iv) leasing commissions, and (v) any other costs necessary or appropriate to relet the Premises; plus

4.                                       At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State where the Development is situated.

(e)          Definitions.  As used in Paragraphs 25.2(c)(1), 25.2(c)(2), and 25.2(d)(1) above, the “worth at the time of award” is computed by allowing interest at the rate of eighteen percent (18%) per annum.  As used in Paragraphs 25.2(c)(3) and 25.2(d)(2) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank situated nearest to the location of the Development at the time of award plus one (1) percentage point.

(f)            Computation of Certain Sums. For all purposes of this Article 25, Common Area Expenses, Additional Rent and other charges shall be computed on the basis of the average monthly amount thereof accruing during the immediately preceding sixty (60) month period, except that if it becomes necessary to compute such amounts before such a sixty (60) month period has occurred then such amounts shall be computed on the basis of the average monthly amounts accruing during such shorter period.

(g)         Reserved.

(h)         Cumulative Remedies. The remedies given to Landlord in this Paragraph 25 shall be in addition and supplemental to all other rights or remedies which Landlord may have at law, in equity or by statute and the exercise of any one remedy shall not preclude the subsequent or concurrent exercise of further or additional remedies.

(i)             No Waiver. The waiver by Landlord of any breach of any term, covenant or condition herein contained in this Lease shall not be deemed to be a waiver of such term, covenant or condition of any subsequent breach of the same or any other term, covenant or condition of this Lease.  The subsequent acceptance of fixed minimum rent, Common Area Expenses, Additional Rent or other charges due hereunder shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular amount so accepted regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such amount.  No covenant, term, or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver shall be in writing and signed by Landlord.

25.3                           Interest. Any sum accruing to Landlord under the terms and provisions of this Lease which shall not be paid when due shall bear interest at the interest rate provided herein from the date the same becomes due and payable by the terms and provisions of this Lease until paid, unless otherwise specifically provided in this Lease.  The interest rate which shall apply shall be lesser of (i) eighteen percent (18%) per annum or (ii) the highest rate allowed by applicable law.

ARTICLE 26

INSOLVENCY

26.1                           Breach of Lease.  Subject to the applicable United States Bankruptcy Code and other laws, the filing of any petition by or against Tenant under any chapter of the Bankruptcy Act, or any successor statute thereto, or the adjudication of Tenant as a bankrupt or insolvent, or the appointment of a receiver or trustee to take possession of all or substantially all of the assets of Tenant, or a general assignment by Tenant for the benefit of creditors, or any other action taken or suffered by Tenant under any state or federal insolvency or bankruptcy act, shall constitute a default under and breach of this Lease by Tenant, regardless of Tenant’s compliance with the other provisions of this Lease; and Landlord at its option by written notice to Tenant may exercise all rights and remedies provided for in Article 25, including the termination of this Lease, effective of such notice, without the necessity of further notice under Article 25.

26.2                           Operation of Law. Neither this Lease, nor any interest herein, nor any estate created hereby, shall pass by operation of law under any state or federal insolvency or bankruptcy act to any trustee, receiver, assignee for the benefit of creditors or any other person whatsoever without the prior written consent of Landlord, which shall not be unreasonably withheld.  Any purported transfer in violation of the provisions of this Paragraph 26.2 shall constitute a default under and breach of this Lease, regardless of Tenant’s compliance with the other provisions of this Lease; and Landlord at its option by written notice to Tenant may exercise all rights and remedies provided for in Article 25, including the termination of this Lease, effective on service of such notice without the necessity of further notice under Article 25.

26.3                           Non-Waiver. The acceptance of rent at any time and from time to time by Landlord from Tenant as debtor in possession or from a transferee of the type mentioned in Paragraph 26.2, shall not preclude Landlord from exercising its rights under this Article 26 at any time hereafter.

26.4                           Events of Bankruptcy. The following shall be Events of Bankruptcy under this Lease:

(a)          Tenant’s becoming insolvent, as that term is defined in Title 11 of the United States Code, entitled Bankruptcy, U.S.C.  Sec.  101 et.  seq.  (the “Bankruptcy Code”), or under the insolvency laws of the State in which the Premises are situated (“Insolvency Laws”);

(b)         The appointment of a receiver or custodian for any or all of Tenant’s property or assets, or the institution of a foreclosure action upon any of Tenant’s real or personal property;

(c)          The filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws;

(d)         The filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is either not dismissed within sixty (60) days of filing, or results in the issuance of an order for relief against the debtor, whichever is later; or

(e)          Tenant’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

26.5                           Landlord’s Remedies.

(a)          Termination of Lease.  Upon occurrence of an Event of Bankruptcy, Landlord shall have the right to terminate this Lease by giving written notice to Tenant; provided, however, that this Paragraph 26.5(a) shall have no effect while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending, unless Tenant or its Trustee is unable to comply with the provisions of Paragraph 26.5(d) and (e) below.  At all other times this Lease shall automatically cease and terminate, and Tenant shall be immediately obligated to quit the Premises upon the giving of notice pursuant to this Paragraph 26.5(a).  Any other notice to quit, or notice of Landlord’s intention to re-enter is hereby expressly waived. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice; subject, however, to the rights of Landlord to recover from Tenant all rent and any other sums accrued up to the time of termination or recovery of possession by Landlord, whichever is later, and any other monetary damages or loss of reserved rent sustained by Landlord.

(b)         Suit for Possession.  Upon termination of this Lease pursuant to Paragraph 26.5(a), Landlord may proceed to recover possession under and by virtue of the provisions of laws of any applicable jurisdiction, or by such other proceedings, including re-entry and possession, as may be applicable.

(c)          Non-Exclusive Remedies. Without regard to any action by Landlord as authorized by Paragraph 26.5(a) and (b) above, Landlord may at its discretion exercise all the additional provisions set forth in Article 25.

(d)         Assumption or Assignment by Trustee.  In the event Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease pursuant to Paragraph 26.5(a) shall be subject to the rights of the Trustee in Bankruptcy to assume or assign this Lease.  The Trustee shall not have the right to assume or assign this Lease unless the Trustee (i) promptly cures all defaults under this Lease, (ii) promptly compensates Landlord for monetary damages incurred as a result of such default, and (iii) provides adequate assurance of future performance on the part of Tenant as debtor in possession or on the part of the assignee Tenant.

(e)          Adequate Assurance of Future Performance. Landlord and Tenant hereby agree in advance that adequate assurance of future performance, as used in Paragraph 26.5(a) above, shall mean that all of the following minimum criteria must be met: (i) Tenant must pay its estimated pro rata share of the cost of all services provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of the minimum or base rent), in advance of the performance or provision of such services; (ii) the Trustee must agree that Tenant’s business shall be conducted in a first class manner, and that no liquidating sales, auctions, or other non-first class business operations shall be conducted on the Premises (iii) the Trustee must agree that the use of the Premises as stated in this Lease will remain unchanged and that no prohibited use shall be permitted; and (iv) the Trustee must agree that the assumption or assignment of this Lease will not violate or affect the rights of other tenants in the Development.

(f)            Failure to Provide Adequate Assurance.  In the event Tenant is unable to (i) cure its defaults, (ii) reimburse the Landlord for its monetary damages, (iii) pay the rent due under this Lease and all other payments required of Tenant under this Lease on time (or within three (3) days), or (iv) meet the criteria and obligations imposed by Paragraph 26.5(d) above, Tenant agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Paragraph 26.5(a) above.

ARTICLE 27

REMEDIES CUMULATIVE

The various rights, elections, and remedies of Landlord and Tenant contained in this Lease shall be cumulative, and no one of them shall be construed as exclusive of any other, or any right, priority, or remedy allowed or provided for by law.

ARTICLE 28

ATTORNEY’S FEES

If either party hereto shall file any action or bring any proceeding against the other party arising out of this Lease or for the declaration of any rights hereunder, the prevailing party therein shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party as determined by the court.  If either party (“secondary party”) without its fault is made a party to litigation instituted by or against the other party, the primary party shall pay to the secondary party all costs and expenses, including reasonable attorneys’ fees, incurred by the secondary party in connection therewith.

ARTICLE 29

WAIVER OF DEFAULT

The waiver by either party of any default in the performance by the other of any covenant contained herein shall not be construed to be a waiver of any preceding or subsequent default of the same or any other covenant contained herein.  The subsequent acceptance of rent or other sums hereunder by Landlord shall not be deemed a waiver of any preceding default other than the failure of Tenant to pay the particular rent or other sum or portion thereof so accepted, regardless of Landlord’s knowledge of such preceding default at the time of acceptance of such rent or other sum.

ARTICLE 30

NO PARTNERSHIP

Landlord shall not in any way for any purpose be deemed a partner, joint venturer or member of any joint enterprise with Tenant.

ARTICLE 31

SUBTENANCIES

The voluntary or other surrender of this Lease by Tenant or a mutual cancellation of this Lease shall not effect a merger and shall, at Landlord’s option, terminate all existing subtenancies or operate as an assignment to Landlord of any or all of such subtenancies.

ARTICLE 32

SUCCESSORS

This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.  The term “successors” is used herein in its broadest possible meaning and includes, but is not limited to, every person succeeding to any interest in this Lease or the premises of Landlord or Tenant herein whether such succession results from the act or omission of such party.  Every covenant and condition of this Lease shall be binding upon all assignees, subtenants, licensees, and concessionaires of Tenant.

ARTICLE 33

REMOVAL OF TENANT’S PROPERTY

Upon the expiration of the term of this Lease or upon any earlier termination thereof, Tenant shall remove at its own expense all trade fixtures, equipment, inventory, and personal property (collectively called “Tenant’s property”) in this Lease which were installed by Tenant or any subtenant, concessionaire or licensee in or upon the Premises.  All equipment and personal property which existed in the Premises prior to the Lease Commencement shall remain thereon.  In case of any injury or damage to the building or any portion of the Premises resulting from the removal of Tenant’s property, Tenant shall promptly pay to Landlord the cost of repairing such injury or damage, excepting normal wear and tear over the term of the lease.  Tenant shall also remove at its own expense all of its racking and mezzanine storage equipment, and shall repair, or promptly reimburse Landlord for the cost of repairing, all damage done to the Premises or the Building by such removal.  Tenant shall complete all of the foregoing repairs, restoration and removal by the time provided in the first sentence of this Article 33 unless prevented from so doing by a delaying cause, or Landlord may, at Landlord’s option, retain any or all of Tenant’s property, and title thereto shall thereupon vest in Landlord without the execution of documents or sale or conveyance by Tenant; or Landlord may remove any or all items of Tenant’s property from the Premises and dispose of them in any manner Landlord sees fit, and Tenant shall pay upon demand to Landlord the actual expense of such removal and disposition together with interest from the date of payment by Landlord until repayment by Tenant.

ARTICLE 34

EFFECT OF CONVEYANCE

If, during the term of this Lease, Landlord conveys its interest in the Development, the Premises or this Lease, then, from and after the effective date of such conveyance, Landlord shall be released and discharged from any and all further obligations and responsibilities under this Lease, and the transferee shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such transferee, to have assumed and agreed to carry out any and all of the covenants and obligations of the Landlord under this Lease.  Any security given by Tenant to secure performance of its obligations hereunder may be transferred and assigned by Landlord to such transferee.

ARTICLE 35

LANDLORD’S DEFAULT; NOTICE TO LENDER

35.1                           Landlord’s Default.  In the case of a default by Landlord, Landlord shall commence promptly to cure such default immediately after receipt of written notice from Tenant specifying the nature of such default and shall complete such cure within thirty (30) days thereafter, provided that if the nature of such default is such that it cannot be cured within said thirty (30) day period, Landlord shall not be in default hereunder if Landlord shall commence to cure such breach and thereafter rectifies and cures such breach with due diligence.

35.2                           Notice to Lender.  Whenever Tenant is required to serve notice on Landlord of Landlord’s default, written notice shall also be served at the same time upon the mortgagee under any first mortgage or beneficiary under any first deed of trust, so long as Landlord has provided Tenant with written notice of such mortgagee. Such mortgagee or beneficiary shall have the periods of time within which to cure Landlord’s defaults as are provided in Paragraph 35.1, which periods shall commence to run ten (10) days after the commencement of the periods within which Landlord must cure its defaults under Paragraph 35.1.  In this connection, any representative of the mortgagee or beneficiary shall have the right to enter upon the Premises for the purpose of curing the Landlord’s default. Such mortgagee or beneficiary shall notify Landlord and Tenant in the manner provided by Article 20 of the address of such mortgagee or beneficiary to which such notice shall be sent, and the agreements of Tenant hereunder are subject to prior receipt of such notice.

35.3                           Independent Covenants; Limitation of Remedies.  The obligations of Landlord and Tenant, respectively, under this Lease are expressly agreed by the parties to be independent covenants.  If Landlord fails to perform any obligation under this Lease required to be performed by Landlord, Tenant shall have no right to: (i) terminate this Lease; (ii) avail itself of self-help or to perform any obligation of Landlord except as expressly permitted in Section 35.1 above; (iii) abate or withhold any rent or any other charges or sums payable by Tenant under this Lease; or (iv) any right of setoff.  If Landlord is in default hereunder, and as a consequence Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Premises, and out of rent or other income from the Premises receivable by Landlord or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Premises.  Neither Landlord, nor any agent, officer, director, partner or employee of Landlord shall be personally liable for any portion of such a judgment.

ARTICLE 36

CONSENT

In consideration of each covenant made elsewhere under this Lease wherein one of the parties agrees not to unreasonably withhold its consent or approval, the requesting party hereby releases the other and waives all claims for any damages arising out of or connected with any alleged or claimed unreasonable withholding or consent or approval, and the requesting party’s sole remedy shall be to have the consent granted.

ARTICLE 37

INTERPRETATION

The captions by which the articles and paragraphs of this Lease are identified are for convenience only, and shall not affect the interpretation of this Lease.  Wherever the context so requires, the singular number shall include the plural, the plural shall refer to the singular and the neuter gender shall include the masculine and feminine genders.  If there is more than one signatory hereto as Tenant, the liability of such signatories shall be joint and several.  If any provision of this Lease shall be held to be invalid by a court, the remaining provisions shall remain in effect and shall in no way be impaired thereby.

ARTICLE 38

ENTIRE INSTRUMENT

It is understood that there are no oral agreements between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. All of the agreements heretofore and contemporaneously made by the parties are contained in this Lease, and this Lease cannot be modified in any respect except by a writing executed by Landlord and Tenant.

ARTICLE 39

EASEMENTS

This Lease is made expressly subject to:

(a)          any conditions, covenants and restrictions and/or easements of record on the Premises and/or the Development; and

(b)         any easements for utilities or ingress and egress which now or hereafter may be placed of record by Landlord for purposes of the common benefit of the occupants of the Development.  Tenant agrees, subject to the provisions of Article 23, to execute such documents necessary to subordinate its interest hereunder to such easements.

ARTICLE 40

SALE BY LANDLORD

The Premises and/or Landlord’s interest under this Lease may be freely sold or assigned by Landlord, and in the event of any such sale or assignment, the covenants and obligations of Landlord herein shall be binding on each successive “landlord,” and its successors and assigns, only during their respective periods of ownership.

ARTICLE 41

CANCELLATION BY LANDLORD

In the event that the Lease Commencement Date has not occurred within two (2) years following the date of execution hereof for any reason other than a default by Landlord hereunder, then Landlord shall have the right to cancel this Lease with no obligation or liability whatsoever upon notice to Tenant.

ARTICLE 42

RESERVED

ARTICLE 43

WAIVER OF TRIAL BY JURY

Tenant hereby waives trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto on any matters whatsoever arising out of or in any way connected with this Lease, including without limitation, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the

Premises, or any claim of injury or damage, or the enforcement of any remedy under any law, statute, or regulation.

ARTICLE 44

HAZARDOUS SUBSTANCES

44.1                           Indemnity.  Tenant shall be solely responsible and liable for, and shall indemnify, defend and hold harmless Landlord for, from and against any and all Hazardous Substances, unless determined to be pre-existing, existing on the Premises or the Development or any other property, or present in or on the air, ground water, soil, buildings or other improvements or otherwise in, on, under or about the Premises or the Development or any other property, resulting from the Handling by Tenant’s Permittees of any Hazardous Substance during the period of Tenant’s occupancy or use of the Premises.  Without limiting the generality of the foregoing, Tenant shall, at any time during the term of the Lease and at the end of the term of the Lease, perform all work necessary to render the Premises or any other property “clean” and free of all Hazardous Substances, in accordance with all present and then-applicable Laws.

44.1.1 Nothing else in this Lease notwithstanding, Tenant shall be responsible for only the Hazardous Substances introduced to or released at the Development by the Tenant, its agents, contractors and employees.  Tenant shall have no liability to Landlord for Hazardous materials installed in the Premises or the Common Areas by Landlord, previous tenants or their agents, contractors, employees or other parties.

44.2                           Covenant.  Tenant shall not cause or permit any Hazardous Substance to be Handled in, upon, under or about the Premises (or any part thereof) or any part of the Development by Tenant’s Permittees without the prior written consent of Landlord.  Notwithstanding the foregoing, Tenant shall promptly deliver to Landlord true copies of all governmental permits and approvals relating to the Handling of Hazardous Substances and all correspondence sent or received by Tenant’s Permittees regarding any Handling of Hazardous Substances in or about the Premises, including, without limitation, inspection reports and citations.

44.3                           Definitions.  As used in this Article 44, the following terms shall have the following definitions:

(a)          “Hazardous Substance” means any chemical, compound, material, substance or other matter that: (i) is a flammable explosive, asbestos, radioactive material, nuclear medicine material, drug, vaccine, bacteria, virus, hazardous waste, toxic substance, petroleum product, or related injurious or potentially injurious material, whether injurious or potentially injurious by itself or in combination with other Substance; (ii) is controlled, designated in or governed by any Hazardous Substance Law; (iii) gives rise to any reporting, notice or publication requirements under any Hazardous Substance Law; or (iv) gives rise to any liability, responsibility or duty on the part of Tenant or Landlord with respect to any third person under any Hazardous Substance Law.

(b)         “Handle” or “Handled” or “Handling” means generated, produced, brought upon, used, handled, stored, treated or disposed of.

(c)          “Tenant’s Permittees” means and includes Tenant, Tenant’s employees, licensees, contractors, subcontractors, representatives, agents, officers, partners, directors, subtenants, sub- subtenants and invitees:

(d)         “Laws” means all applicable present and future laws, ordinances, rules, regulations, statutes, requirements, actions, policies, and common law of any local, state, Federal or quasi- governmental agency, body, board or commission.

44.4                           Breach of Obligations.  If Tenant breaches the obligations set forth in Paragraphs 44.1 and 44.2 of this Lease, or if the presence of Hazardous Substances in, upon, under or about the Premises, excluding pre-existing Hazardous Substances not released by Tenant or its agents, employees or contractors, caused or permitted by Tenant’s Permittees results in contamination of the Premises or any other property, or if contamination of the Premises or any other property by Hazardous Substances otherwise occurs or exists at any time during or after the term of this Lease, resulting from Tenant’s Permittee’s use of the Premises, then Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liabilities, costs, expenses, claims, judgments, damages, penalties, fines or losses (including without limitation, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or the Development, claims by any government agency or other third parties, and sums paid in settlement of claims, attorneys’ fees, consultants’ fees, experts’ fees and the like) which arise at any time during the term of this Lease or after the term of this Lease as a direct result therefrom.  This obligation of Tenant to indemnify, defend and hold Landlord harmless shall survive and extend beyond the expiration or earlier termination of this Lease and includes, without limitation, indemnification against all costs incurred in connection with any investigation of site conditions or any studies, testing, reports, monitoring, clean-up, detoxification, decontamination, repairs, replacements, restoration and remedial work required by any federal, state or local governmental agency, authority or political subdivision because of any Hazardous Substance present in soil, ground water, air, buildings or other improvements or otherwise in, upon, under or about the Premises or the adjacent Development or any other property, air or water.  Without limiting the foregoing, if the presence of any Hazardous Substance in, on, under or about the Premises or the Development due to the Handling of Hazardous Substances by Tenant’s Permittees results in contamination of the Premises or the Development or any other property, air or water, Tenant shall immediately take all actions at its sole cost and expense as are necessary or appropriate to return the Premises and the Development to the condition existing prior to the Handling, provided that Tenant obtains Landlord’s prior written approval of such actions and of the contractors and other persons performing such actions, which approval shall not be unreasonably withheld, so long as such actions would not potentially have any materially adverse long-term or short-term effect on the Premises or the Development.  In any event, any and all actions by Tenant to return the Premises and the Development to the condition existing prior to the Handling of any such Hazardous Substance shall be done in compliance with all Laws, and in such a manner and at such times as to avoid interference with and/or inconvenience to any or all other tenants, occupants, contractors and invitees of any adjacent property to the maximum extent possible.  It is the intent of Landlord and Tenant (and Landlord and Tenant hereby agree) that Landlord shall have no liability whatsoever for the existence or presence of Hazardous Substances in, upon, under or about the Premises resulting from the Handling of any Hazardous Substances in connection with Tenant’s occupancy or use of the Premises, and that Tenant shall have sole and absolute responsibility for the existence or presence of Hazardous Substances in, upon, under or about the Premises and shall fully indemnify and hold Landlord harmless from and against any liabilities, costs, expenses (including attorneys’ fees), claims, judgments, damages, demand, penalties, fines and losses arising from or in connection with the existence or presence of Hazardous Substances in, upon, under or about the Premises or the migration thereof from or to the Premises resulting from the Handling of any Hazardous Substances in connection with Tenant’s occupancy or use of the Premises.  Tenant’s obligations under this Article shall survive the termination of this Lease.

44.5                           Handling; Notices. Without in any way diminishing or waiving the limitations on and obligations of Tenant set forth in this Article 44, if Tenant’s Permittees Handle Hazardous Substances in, upon, under or about the Premises, such Handling shall be done in full compliance with all Laws.  In that connection, Landlord and its agents and representatives shall have the right, but not the obligation, at Tenant’s cost, to enter onto and to inspect the Premises and conduct investigations, studies, tests, reports, monitoring and analysis of the Premises and any and all Hazardous Substances at any and all reasonable times to determine whether Tenant is complying with its obligations under this Lease; provided, however, that before Landlord enters the Premises to conduct any such tests or investigations, Landlord shall provide Tenant with at least five (5) working days’ prior notice.  Furthermore, Tenant shall immediately upon receipt thereof, provide to Landlord written notice of the following:

(a)          Any enforcement, clean-up or other regulatory action taken or threatened by any governmental authority (including, without limitation, the Washington State Department of Ecology or any other federal, state or local governmental entity) with respect to the presence of any Hazardous Substances in, upon under or about the Premises or the migration thereof from or to other property;

(b)         All demands or claims made or threatened by any third party against Tenant or the Premises relating to any loss or injury resulting from any Hazardous Substances;

(c)                                  Any spill, release, discharge or disposal of Hazardous Substances in, upon, under or about the Premises;

(d)                                 All matters with respect to which Tenant is required to give notice pursuant to any applicable health and safety regulations.

Landlord shall have the right to join and participate in, as a party if it so elects, any legal proceedings or actions affecting the Premises initiated in connection with any Hazardous Substances or related laws.

44.6                           Landlord Representations.  Landlord represents and warrants, to the best of its knowledge, that the Building and Premises do not contain any asbestos, PCB’s, underground storage tanks, or other Hazardous Substances and that the Premises shall be in compliance with all applicable federal, state and local ordinance and laws relating to environmental protection and/or Hazardous Substances as of the Commencement Date of this Lease.

ARTICLE 45

AUTHORITY

If Tenant is other than a natural person, each person executing this Lease on behalf of Tenant hereby covenants and warrants to Landlord that: such person is duly authorized to execute this Lease on behalf of Tenant; Tenant is duly qualified in all respects; all steps have been taken prior to the date hereof to qualify Tenant to do business in the state in which the Premises are situated; all franchise and other taxes have been paid to date; and all forms, reports, fees and other documents necessary to comply with applicable laws will be filed when due.  Tenant will furnish to Landlord promptly upon demand, a corporate resolution, proof of due authorization of partners, or other appropriate documentation reasonably requested by Landlord evidencing the due authorization of Tenant to enter into this Lease.

ARTICLE 46

BROKERS

Tenant hereby represents and warrants that, other than Landlord’s Broker and Tenant’s Broker, Tenant has not employed any broker with regard to this Lease and that Tenant has no knowledge of any other broker being instrumental in bringing about this Lease transaction.  Tenant shall indemnify Landlord against any expense incurred by Landlord as a result of any claim for brokerage or other commissions made by any other broker, finder, or agent, whether or not meritorious, employed by Tenant or claiming by, through or under Tenant. Tenant acknowledges that Landlord shall not be liable for any representations of Landlord’s leasing agent or other agents of Landlord regarding this Lease transaction except for the representations and covenants of Landlord expressly set forth in this Lease.

Landlord shall pay brokerage commissions due to Landlord’s Broker.  Through Landlord’s Leasing Agreement with Landlord’s broker, Tenant’s Broker shall be paid for the initial Premises any and any ROFO Space added pursuant to Section 1.4 above, a commission equal to the sum of (x) five percent (5%) of the Minimum Monthly Rent payable during Lease Months 1-60, and (y) two and one-half percent (2.5%) of the Minimum Monthly Rent payable during Lease Months 61-89; such commission to be payable one-half upon mutual execution hereof and one-half upon the Commencement Date hereof (or, with respect to any ROFO Space, one-half upon Tenant’s election to lease such ROFO Space and one-half upon Tenant’s taking occupancy thereof).  If Tenant exercises its first 5-year Extended Term option pursuant to Section 3.2 above, Tenant’s Broker shall be paid an additional commission equal to two and one-half percent (2.5%) of the Minimum Monthly Rent payable during the first Extended Term, payable one-half upon exercise of such option and one-half upon the Commencement Date thereof.

IN WITNESS WHEREOF, the parties hereto have executed this lease the day and year first above written.

LANDLORD:

MERRILL CREEK HOLDINGS, LLC

By:	WASHINGTON REAL ESTATE HOLDINGS, LLC

	By:	/s/ Brent Lower
	Name:	Brent Lower
	Its:	Senior Vice President
	Date:	8/2/04

TENANT:

ZUMIEZ, INC., A DELAWARE CORPORATION

By:	/s/ Brenda I. Morris
Name:	Brenda I. Morris
Its:	CFO, Secretary
Date:	8/4/02

STATE OF WASHINGTON

ss.

COUNTY OF KING

I certify that I know or have satisfactory evidence that Brent Lower is the person who appeared before me, and said person acknowledged that said person signed this instrument, on oath stated that said person was authorized to execute the instrument and acknowledged it as the Sr. Vice Pres. of WASHINGTON REAL ESTATE HOLDINGS, LLC, a Washington limited liability company, the Sr. Vice Pres. of MERRILL CREEK HOLDINGS, LLC, a Washington limited liability company, to be the free and voluntary act of such limited liability company for the uses and purposes mentioned in the instrument.

Dated this	2nd	day of	August	, 2004.

/s/ Trina K. Olsen
[SEAL]	(Signature of Notary)

Trina K. Olsen
(Legibly Print or Stamp Name of Notary)
Notary public in and for the state of Washington,
	residing at	Kirkland
	My appointment expires	10-14-06

STATE OF WASHINGTON

ss.

COUNTY OF KING

I certify that I know or have satisfactory evidence that Brenda I. Morris is the person who appeared before me, and said person acknowledged that said person signed this instrument, on oath stated that said person was authorized to execute the instrument and acknowledged it as the CFO of ZUMIEZ, Inc., a Delaware corporation, to be the free and voluntary act of such corporation for the uses and purposes mentioned in the instrument.

Dated this	2nd	day of	August	, 2004.

/s/ Katrina L. Basic
(Signature of Notary)

/s/ Katrina L. Basic
(Legibly Print or Stamp Name of Notary)
Notary public in and for the state of Washington,
residing at
My appointment expires

EXHIBIT “A”

CONSTRUCTION AND ACCEPTANCE OF PREMISES

A-1

EXHIBIT  “A”

CONSTRUCTION AND ACCEPTANCE OF PREMISES

LANDLORD:	MERRILL CREEK HOLDINGS LLC

TENANT:	ZUMIEZ, INC.

PREMISES:	6300 Merrill Creek Parkway, Everett, Washington

The purpose of this Work Letter is to set forth how, by whom, and at whose cost the improvements comprising the Landlord Work and Tenant Work (each defined below) are to be constructed. The dates for submission of plans and documents to Landlord pursuant to Section 2.3 below are as follows:

(A)	Schematic Plans:	Completed & attached as Schedules A-2 & A-3

(B)	Final Preliminary Plans:	September 15, 2004

(C)	Final Construction Plans:	October 1, 2004

The preliminary construction schedule for Landlord Work and Tenant Work (subject to change) is attached hereto as Schedule A-4.

1.            Tenant Work.

Improvements to the Premises that are in addition to those identified herein as “Landlord’s Work” are herein called the “Tenant Work.” Tenant Work shall be completed by Landlord at Tenant’s expense, and Landlord’s Work shall be completed by Landlord at Landlord’s expense. The same procedure shall pertain to any matters referred to in this Exhibit as being at Tenant’s expense or a charge to Tenant Work. Tenant Work, and costs charged to Tenant Work, shall include without limitation:

(a)           The work described on Schedule A-l attached hereto and made a part hereof for all purposes. Upon completion of the final plans and specification for the Tenant Work as set forth in Section 2 below, Landlord and Tenant shall enter into an amendment of this Exhibit to include the list of final plans and specifications in Schedule A-l.

(b)           All changes or additions made, at Tenant’s request, (i) to Landlord’s Work (as described below) to the extent that the cost to Landlord of completing Landlord’s Work is increased by the aggregate of all such changes or additions or (ii) to the Tenant Work.

(c)           Any structural modification to the Building or Development with respect to the Tenant Work, which shall be subject to Landlord’s consent.

(d)           The fees of architects, engineers, consultants and contractors, including Landlord’s Construction Manager (defined below), for services with respect to the Tenant Work.

(e)           All applicable Washington State sales tax.

(f)            Fees and expenses for all permits, including building, special energy and structural modification permits and other governmental fees, except for the permits required for Landlord’s Work.

(g)           Any other costs referred to in this Exhibit as being at Tenant’s expense or a charge to Tenant Work.

1A.                           Landlord’s Work.  Landlord shall perform the following items (which are depicted on Schedule A-3 and Exhibit B) of work at its sole expense:

Exterior:

a.             Provide additional asphalt paving at truck maneuvering area. Work to include removal of existing sidewalks and planters adjacent to north face of the Building B wing. Asphalt paving to be 3” compacted class “B” asphalt concrete pavement on 6” compacted crushed rock base course on 12” subgrade compacted to 95%.

2

b.           Install (12) dock high truck doors (II on north elevation, 1 on west elevation), with canopies, dock levelers and dock seals at each new opening per plan. Dock doors, canopies and dock seals to match existing. Relocate trash compactor at west end of building for Tenants exclusive use.

Interior:

a.            Infill existing openings between building link and Building A wing. Provide GWB each side of 3 5/8” metal studs (paint).

b.           Provide clearance as required to accommodate tenants racking and relocated mezzanine storage, however, HVAC units and distribution ducts shall remain in place. Remove existing curtainboards as much as possible (where allowed by code).

c.            Provide separate metering for electricity, gas and to the extent feasible, water.

d.            Landlord shall create, at its sole cost, a telecommunications demarcation room at the Development that provides reasonable and customary security and access for multiple tenants, (the “Common Telecommunication Demarcation Room”), which shall be directly accessible at all times from the exterior of the Building.   Landlord shall also be responsible for providing 3” conduit between the Common Telecommunication Demarcation Room and the Premises.  In designing and constructing the Common Telecommunication Demarcation Room, Landlord will permit Tenant to utilize any surplus telecommunications-related equipment from the existing Telecommunication Demarcation / data center Room for Tenant’s exclusive use at no additional cost (e.g. fire suppression system, raised flooring, HVAC units, server racks, etc.).  Such equipment will remain with the Premises at the end of the Lease Term.  Tenant will be responsible for the construction of its demarcation and server room.

2.            Design of Leasehold Improvements.

2.1           Landlord’s Construction Manager.  Landlord has engaged the services of a construction manager (“Landlord’s Construction Manager”) to provide certain professional services required for the improvement of the Premises. The fees and expenses of Landlord’s Construction Manager for services pertaining to the Premises shall be a charge to Tenant Work. The fee for such services shall be 4% of the total construction costs of the Tenant Work (exclusive of architects’ and engineers’ fees).  Construction management of Landlord’s Work shall be Landlord’s responsibility.

2.2           Architect.  Landlord and Tenant shall use the services of a qualified architect/office planner (“Architect”), licensed to practice architecture in the State of Washington and approved by Landlord and Tenant, to provide architectural services related to the Tenant Work and Landlord Work, except for those services that by express provisions of this Exhibit are to be provided by Landlord’s Construction Manager. Tenant shall pay for Architect’s time and costs associated with Tenant Work and Landlord shall pay for Architect’s time and costs associated with Landlord Work. As a charge to Tenant Work, if reasonably required, Landlord shall retain the services of a qualified civil, electrical and mechanical engineers to provide services/drawings related to the Tenant Work. Architect shall timely prepare all plans and specifications described in Section 2.3 of this Exhibit.  Upon completion of the final construction drawings, Architect shall provide Landlord with a record set in a format designated by Landlord.

2.3           Plans for Tenant Work. The Schematic Plans, Final Preliminary Plans, and Final Contract Documents shall be subject to Landlord and Tenant’s approval.  Such plans shall be compatible with the basic plans and specifications for the Building and when submitted to Landlord for its approval shall clearly show any proposed modifications to the plans and specifications for the Building. Tenant shall (a) provide timely and adequate information, direction and approval of plans and specifications to Landlord’s Construction Manager and (b) work with Landlord’s Construction Manager and submit the following plans or documents to Landlord for Landlord’s approval on or before the respective dates specified at page 1 of this Exhibit:

A.            Schematic Plans.

The Schematic Plan(s) and specifications are attached as Schedules A-2 & A-3.  These plans are to be the basis for the Final Preliminary Plans.

B.            Final Preliminary Plans.

The Final Preliminary Plans submitted for interim approval shall show all partition layouts indicating partition type and identifying each room and its function. The floor plan must also clearly identify and locate equipment and fixtures requiring plumbing or other special mechanical systems, and any other major or

3

special features, including an outline specification of special finishes. These plans are to be the basis for the Final Contract Documents.

C.           Final Contract Documents.

The Final Contract Documents shall be prepared in accordance with the standards adopted by Landlord including scale, common symbols, legends and abbreviations together with information required to obtain permits. The Final Contract Documents shall be approved and signed by the Tenant and Landlord’s Construction Manager prior to submittal to Landlord and approved and signed by Landlord prior to submittal to contractors for pricing, and shall include:

(1)          Architectural Floor Plan(s): A plan, fully dimensioned, showing partition layout and type, identifying each room with a number and each door with a number, and the location, nature and extent of floor finishes, casework, relites, etc. Plumbing locations and requirements shall be shown on this plan.

(3)           Telecommunications, Electrical and Telephone Outlet Plan(s): A plan locating all telecom, power and telephone requirements dimensioned to give exact location of outlet and height above concrete slabs if locations are critical. This plan shall identify all dedicated circuits and identify all power outlets greater than 120 volts.  For equipment used in outlets that require dedicated circuits and/or that require greater than 120 volts, identify the type of equipment, the manufacturer’s name and manufacturer’s model number and provide power requirements and other technical specifications. The plan shall also show modifications to basic system, circuit identification, conduit size, the number and size of wires, all in compliance with applicable Everett codes or other applicable laws and regulations.

(4)           Mechanical Plan(s), HVAC, and Plumbing:  A plan that clearly shows the basic HVAC system, modifications to the basic system if required, any special cooling or stand-alone systems, all supply air diffusers, thermostats and return air grills. All plumbing information shall be complete for final installation, including the fixture schedule and specifications.

(5)           Construction Note and Specifications:  Provide all required special notes and complete specifications, including instruction for bidders, special conditions incorporating the ALA standard form of general conditions or such modifications thereof as are designated or approved by Landlord and technical specifications for all special improvements.

(6)           Structural Modifications: If Tenant’s leasehold improvements include any items that require structural modifications, a structural engineer, approved by Landlord, shall be engaged to perform all required structural engineering services. The cost of such services shall be a charge to Tenant Work. A drawing shall be prepared showing the extent of structural modification necessary and a separate building permit shall be obtained for this phase of work.

2.4           Contract Administration.  Landlord’s Construction Manager shall provide construction administration and management during the execution of Tenant Work on the Premises and will observe progress of such work, attend necessary contractor coordination meetings, advise Tenant and Landlord on status and progress payments, prepare a punchlist for any construction deficiencies at completion and certify the Premises substantially completed.

2.5           Delays.  Tenant shall be responsible for delays and additional costs in completion of the Tenant Work and any damages or other costs incurred by Landlord that are caused by (a) Tenant’s failure to provide adequate information and direction to Architect or failure to timely perform its obligations in order to meet the plan delivery dates set forth in Section 2.3 of this Exhibit, in either case of which such failure Landlord has notified Tenant in writing promptly after the occurrence of the applicable failure, (b) Tenant’s failure to timely authorize Landlord to proceed with the Tenant Work, (c) changes made to any of Tenant’s Plans after the specified Delivery Date for Final Contract Documents, (d) delays in delivery of special materials or (e) delays requested by Tenant. The costs of any such delay or damage of which Tenant has been notified in writing shall be a charge to Tenant Work.

2.6           Services by Landlord’s Construction Manager.   Certain services with respect to Tenant Work shall be provided by Landlord’s Construction Manager and any third-party charges incurred in connection therewith shall be charged to Tenant Work. Landlord’s Construction Manager shall:

(a)           Provide Architect with information about the Building and background drawings for execution of the Tenant Work as reasonably requested by Architect.

4

(b)          Review all plans and specifications required under Section 2.3 and assist Architect regarding compliance with the requirements of building systems and codes related to Tenant Work. Notwithstanding such review and assistance, Architect is responsible for compliance with such requirements and codes.

(c)           Provide coordination with the Landlord, Tenant and/or Architect and the contractor(s), as applicable, throughout the design, pricing and construction of the Tenant Work. Transmit shop drawings and submittals pertaining to special items to contractor as requested, and provide contract administration as provided in Section 2.4, such administration to be coordinated with Architect.

(d)                                 Obtain the blanket building permit for tenant improvement construction and transmit the Final Contract Documents to the appropriate department and officials at the permitting authority (the “Permit Authority”) for review and approval. Architect shall be responsible for all changes required as a result of such review by the Permit Authority.  All other permits, including without limitation electrical, mechanical, plumbing, energy code and structural permits, shall be obtained by subcontractors or Landlord’s Construction Manager.

(e)           Perform Construction Management services through completion of Tenant Work.

3.             Construction of Leasehold Improvements.

3.1           Authorization to Proceed.   Contract work shall be submitted to contractors selected and approved by Landlord and Tenant. After they have been completed, the Final Contract Documents shall be promptly submitted to such contractors for bids. Landlord and Tenant will review all bids and contracts will be awarded as they mutually agree. If the price of Tenant Work exceeds Tenant’s expectations, Tenant may in such authorization delete any or all items of extra cost; but if Landlord, acting reasonably, deems these changes to be extensive, Landlord may refuse to accept the authorization to proceed until all changes have been incorporated in revised Final Contract Documents signed by Tenant, approved and signed by Landlord, and priced by Landlord, and Tenant’s written acceptance of the revised price has been received by Landlord. In the absence of written authorization to proceed, Landlord shall not be obligated to commence work on the Premises.

3.2           Payments.  Contractor shall complete the Tenant Work in accordance with the approved Final Contract Documents.   Contractor shall submit monthly progress billings to Tenant, which shall be payable within twenty (20) days after receipt, subject to a ten percent (10%) holdback (the “Retainage”). Final billing shall be rendered and payable within twent (20) days after acceptance of the Premises by Tenant in accordance with the terms of the Lease, subject to the Retainage. The Retainage shall be payable within twenty (20) days after completion of any punchlist items identified by Tenant in writing within ten (10) business days after Landlord’s delivery to Tenant of written notice of completion.

3.3           Final Plans and Modifications.  If Tenant requests any change from the approved Final Contract Documents, Tenant shall request such change in writing to Landlord and such request shall be accompanied by all plans and specifications necessary to show and explain changes from the approved Final Contract Documents. After receiving this information, Landlord shall give Tenant a written price for the cost to incorporate the changes in Tenant’s Final Contract Documents. If Tenant approves such price in writing, Landlord shall have such Final Contract Documents changes made and the cost thereof shall be a charge to Tenant Work. Within a reasonable time after completion of such changes in the Final Contract Documents, Landlord shall obtain and notify Tenant in writing of the construction cost, if any, that will be chargeable to Tenant as a result of such change. The cost for such change, whether chargeable or credited to Tenant, shall include a coordination fee payable to Landlord equal to ten percent (10%) of the amount of such change, which charge shall be in lieu of, and not in addition to, the standard four percent (4%) construction management fee payable pursuant to Section 2.1 of this Exhibit (in the event any one such change exceeds $5,000, the standard four percent (4%) construction management fee shall apply).  Tenant shall within five (5) days notify Landlord in writing to proceed with such change.  In the absence of such notice, Landlord shall proceed in accordance with the previously approved Final Contract Documents before such change was requested. Tenant shall also be responsible for any demolition work required as a result of the change.

3.4           Tenant’s Entry to Premises.  Tenant’s entry to the Premises for any purpose prior to commencement of the Lease term shall be scheduled in advance with Landlord and shall be subject to all the terms and conditions of the Lease except the payment of rent. Tenant’s entry shall mean entry by Tenant its officers, contractors, office planner, licensees, agents, servants, employees, guests, invitees or visitors.

3.5           Tenant’s Telecom Services.  Tenant is responsible for Tenant’s telecom services.   Tenant shall select Tenant’s telephone and telecom systems.  Information concerning telephone and telecom equipment size, manufacturer, technical specifications, special requirements and other information requested by Landlord’s Construction Manager shall be provided by Tenant to Landlord’s Construction Manager during the development of the Final Preliminary Plans. Tenant shall coordinate installation of the telephone

5

and telecom system with Landlord’s Construction Manager during the construction phase. Notwithstanding anything to the contrary contained herein, Tenant shall be totally responsible for the installation of telephone and telecom wiring and equipment, all subject to Landlord’s approval.

4.             General Provisions.

The following provisions shall apply to all Tenant Work.

(a)           Tenant shall be responsible for the design, function and maintenance of all special improvements made to the Premises.

(b)           Tenant shall pay, as additional rent, any increase in energy cost for all special lighting and any lighting not governed by the Permit Authority’s Energy Code and such lighting shall not be installed without Landlord’s prior approval.  Lamp or bulb replacement for special lights shall be charged to Tenant as a service charge.

(c)           In addition to other requirements in the Lease, signs or signage proposed by Tenant shall comply in all respects with Landlord’s sign policies for the Premises.

(d)           Tenant shall be solely responsible for compliance with all applicable laws and all regulations and requirements of municipal or other governmental bodies exercising authority over the Tenant Work; this compliance shall include (but not be limited to) the filing of plans and other documents as required, the procuring of all required licenses or permits, the cost of any upgrades required to receive permits necessary for the completion of the Tenant Work or the operation of Tenant’s business at the Premises. Notwithstanding the foregoing, if Landlord is managing the construction of the Tenant Work, Landlord or Landlord’s Construction Manager will obtain necessary permits therefor at Tenant’s expense (and Tenant shall cooperate as necessary with Landlord’s efforts with respect thereto).

(e)           If any portion of the Tenant Work within the Premises (collectively referred to below as “such work”) is to be performed at any time by someone other than Landlord’s contractor or subcontractor, then the following terms and conditions shall apply (in addition to any requirements set forth in the Lease):

(1)            All such work shall be subject to Landlord’s prior approval.  Tenant shall be responsible to coordinate and schedule such work with Landlord’s Construction Coordinator.

(2)            All costs and expenses of such work shall be paid by Tenant.

(3)            All such work shall conform to written standards or rules and regulations of Landlord.

(4)            Tenant shall at no time permit anything to be done whereby the Premises or the Land is subjected to any mechanic’s or other liens or encumbrances arising out of the Tenant Work.

(5)            If the performance of such work requires additional services or facilities (including, but not limited to, hoisting, utilities, cleanup or other cleaning services, trash removal from the Premises, field supervision or ordering materials) be provided, Tenant shall pay Landlord (or Landlord’s contractor, if directed to do so by Landlord) a reasonable charge therefor, which shall not exceed the direct additional costs to provide such services (being the actual out-of-pocket cost or expense to Landlord that would not have been incurred by Landlord but for such work) plus a markup often percent (10%) thereon (but in no event more than four percent (4%) of Tenant’s cost for such work).

(6)            Landlord shall have no responsibility for such work.   Tenant shall remedy at Tenant’s expense and be responsible for any and all defects in such work.   Tenant shall reimburse Landlord for any extra expense incurred by Landlord by reason of faulty work done by Tenant or Tenant’s contractor(s), by reason of delays caused by such work, or by reason of inadequate clean up.

(7)            Tenant shall, at its sole expense, comply with all applicable laws and all regulations and requirements of municipal or other governmental bodies exercising authority over such work, and this compliance shall include the filing of plans and other documents as required and the procuring of all required licenses or permits.

6

(8)           If any shutdown of plumbing, electrical, fire and life safety equipment or air conditioning equipment becomes necessary, Tenant shall notify Landlord and Landlord will determine when such shutdown may be made. Any such shutdown shall be done only if an agent or employee of Landlord is present. In the case of a shutdown of fire and life safety equipment, it shall be Tenant’s responsibility to obtain all necessary fire department and other governmental approvals.

(9)           Tenant or Tenant’s contractor shall not install plumbing, mechanical, electrical wiring or fixtures, acoustical or integrated ceilings, unless prior written approval is obtained from Landlord.  In addition to the foregoing, all telecommunications infrastructure and other special electrical equipment shall be installed only under the coordination supervision of Landlord or Landlord’s electrical contractor (i.e., in the presence of and in a manner approved by Landlord or Landlord’s electrical contractor).  Landlord and Landlord’s electrical contractor shall not incur any obligations or liability to Tenant or Tenant’s contractors or others as a result of such coordination supervision.  Such coordination supervision by Landlord or Landlord’s electrical contractor shall be at Tenant’s expense.

(10)         Tenant shall be responsible for any delay in completion of Tenant Work as a result of such work.

(f)           If Tenant requests to perform any alterations, additions or improvements to the Premises that are in addition to the Tenant Work, and Landlord consents to such requests, the terms and conditions of this Exhibit shall apply to all such work.

5.             Delivery; Punchlist; Commencement Date.  Although this Lease shall be effective as of the date of mutual execution hereof, the “Commencement Date” shall be the later of: a) February 1, 2005 or b) the date Landlord notifies Tenant that the Landlord’s Work is substantially completed, subject to completion of punchlist items described below, to the point that Tenant may complete without unreasonable interference or delay by Landlord or Landlord’s contractors the installation of Tenant’s furniture, fixtures, equipment, and data/telephone cabling. Subject to force majeure and delays caused by Tenant, Landlord shall use commercially reasonably efforts to cause substantial completion of both Landlord’s Work and Tenant’s Work and delivery of the Premises to occur not later than February 1, 2005. Within ten (10) business days after substantial completion and delivery of the Premises, Tenant shall prepare a punchlist of any deficiencies or incompleted items of Landlord’s Work or Tenant’s Work. Landlord shall correct such deficiencies or incompleted items thereof within a reasonable period of time, without unreasonable interference or delay to Tenant, but in no event later than thirty (30) days after receipt of the punchlist. The existence of such deficiencies or incompleted items of Landlord’s Work shall not affect Tenant’s obligation to accept the Premises as otherwise required under the Lease.

7

Schedule A-l

Tenant Work

The Tenant Work is generally described below. This Schedule will be amended pursuant to Section l(a) of the Tenant Work Letter to include list of approved final plans and specifications.

a.            Remove all carpet from open office areas, VCT from cafeteria, hallway and serving area. Scrape glue from floor and provide concrete sealer.

Alternate floor treatment: Provide unit square footage cost for colored stain for concrete or other similar treatment.

b.            Sawcut and create opening into existing concrete panel separating existing cafeteria and warehouse. Provide finished opening 8’-6” wide x 7’-0” high. Patch to match adjacent walls.

c.            Optional - Remove existing double doors separating cafeteria from warehouse. Patch walls to match adjacent.

d.            Remove wall between existing storage room and network closet in Building B. Patch walls to match adjacent.

e.            Remove interior vestibule doors. Store for future use.

f.             Provide (2) new offices at existing lobby area with doors and relites to match existing office/ conference rooms. Patch ceiling inside room and existing lobby to match or complement existing design.

g.            Remove existing storage room near building link and extend existing conference rooms an additional 5’-7”. Patch walls and ceiling to match existing.

h.            Optional - Infill opening from reception to fax/copy. Provide GWB each side of 3 5/8” metal studs and paint to match existing adjacent walls.

i.             Provide line item cost for converting existing dry food storage room to nursing room for breast feeding mothers. Provide new hollow metal door and frame to building link and infill opening from existing door removed.

j.             Remove and replace existing ceiling tiles in cafeteria. Provide acoustical ceiling tiles with high NRC rating.

k.            Remove existing conference room adjacent to south wall of Building B. Patch walls to match existing.

1.            Provide new walls and ceiling to create large opening office area within existing warehouse portion of Building B.

m.           Provide new wall within existing conference room in building B for creation of two offices. Provide new door with relite per plan. Patch walls to match existing.

n.            Provide new fenced areas within Building B warehouse using existing fence and gate materials from previous owner. See floor plan for extent.

o.            Relocate existing free standing steel mezzanine from tenant’s facility. Coordinate relocation and required retrofit needed for new conveyor and stair locations.

p.            Provide 36” high power and phone distribution walls in new open office areas per plan. Wall to be 1/2” GWB on 3 5/8” metal studs with 12”xl2” GWB furred columns at one end of each wall section. Provide power and data outlets at each wall per quantity of desks depicted.

q.            Optional – Tenant may utilize the existing security system in the Development provided it reconfigures the system to secure only the Premises at Tenants sole cost. Tenant shall provide plans and specifications for such reconfiguration for Landlords review and approval, which shall be required prior to Tenant commencing work on security system.

1

EXHIBIT B - SITE PLAN

OVERALL SITE PLAN
BUILDING B
BUILDING A
DETENTION POND
MERRILL CREEK PARKWAY
PROJECT DATA (EXISTING)
TEAM MEMBERS
LEGAL DESCRIPTION
VICINITY MAP

OVERALL SITE PLAN, PARKING PLAN

PP-1

LANCE MUELLER & ASSOCIATES

WASHINGTON HOLDINGS

6300 MERRILL CREEK CENTER

SEAWAY CENTER, EVERETT - WASHINGTON

EXHIBIT “B”

SITE PLAN

B-1

EXHIBIT “C”

RULES AND REGULATIONS

Dated:                , 2004.

This Exhibit is attached to and becomes a part of that certain Lease by and between Merrill Creek Holdings, LLC, as Landlord, and Zumiez, Inc., as Tenant.

1.                                      The outside sidewalks and loading areas immediately adjoining the Premises, and all other Common Areas, shall be kept clean and free from dirt and rubbish by Tenant and Tenant shall not place or permit any obstructions in such areas, except with Landlord’s prior written consent.

2.                                      Tenant shall not make or permit any noise or odors that annoy or interfere with other tenants or persons having business within the Development.

3.                                      No radio or television aerial or satellite dish (or similar device) shall be installed or erected on the roof or exterior walls of the Leased Premises, or on the grounds of the Development generally, without first obtaining in each instance the written consent of Landlord. Any aerial or satellite dish so installed without such written consent shall be subject to removal without notice at any time.

4.                                      All of Tenant’s refuse and rubbish shall be removed to central trash bins located in the Development. Tenant shall not place any rubbish or other matter outside any building within the Development, except in such containers as are authorized from time to time by Landlord. Trash enclosures where any food-related trash is deposited, shall be emptied on a daily basis. Dumpsters for food-related trash shall be supplied with closable lids, and shall be kept closed at all times.   Trash shall not be allowed to accumulate outside of/or within a trash enclosure, or outside of a dumpster or other approved receptacle.  All necessary measures shall be taken to ensure that the accumulation of trash does not attract animals or insects.

5.                                      No window coverings, shades, or awnings shall be installed or used by Tenant, except with prior written consent of Landlord.

6.             Tenant shall make no use of the roof without obtaining the consent of Landlord.

7.                                      Tenant shall not use any method of heating or air conditioning other than as provided by Landlord, without Landlord’s prior written consent.

8.             Tenant shall not use, and shall not allow anyone else to use, the Premises as a habitation.

9.             Tenant will obey all posted signs and park only in the areas designated for vehicle parking.

10.                                The maintenance, washing, waxing, cleaning, and repairing of vehicles in the Common Areas is prohibited.

11.                                Landlord reserves the right to make such other reasonable rules and regulations as it may from time to time deem necessary for the appropriate operation and safety of the Development, its occupants and customers. Tenant agrees to abide by these and such rules and regulations. Rules shall be enforced fairly against all tenants of the Development.

C-1

EXHIBIT “D”

DELIVERY OF PREMISES

NAME OF DEVELOPMENT:	MERRILL CREEK CENTER

NAME OF TENANT:	ZUMIEZ, INC.

PREMISES ADDRESS:	6300 Merrill Creek Parkway Everett, WA 98203

ACKNOWLEDGEMENT

As stipulated under Paragraph 3.1 (“Term”) of the Lease Agreement executed by Landlord and Tenant herein for the above-referenced demised Premises, Tenant does hereby acknowledge that Tenant is in receipt of the keys to said Premises as of the date listed below.

Furthermore, Tenant acknowledges that Tenant has inspected the demised Premises, and that Landlord’s Work pursuant to Paragraph 7 of Exhibit “A” are substantially completed. The date listed below (the “Possession Date”) shall be the start date of Tenant’s fixturization period pursuant to said Lease.

TENANT:

ZUMIEZ, INC.

By:
Name:
Its:
Date:

D-1

EXHIBIT “E”

SIGN CRITERIA

[Landlord shall complete and provide to Tenant by September 15, 2004]

E-1